EXHIBIT 4.12
                                                                  EXECUTION COPY


                            STOCK PURCHASE AGREEMENT

                                     between

                             WHIRLPOOL CORPORATION,

                            WHIRLPOOL HOLDINGS, INC.

                                       and

                               VITRO, S.A. de C.V.

     For the Series "A", Sub-Series "A-1" and Sub-Series "C-1" Capital Stock

                                       of

                            VITROMATIC, S.A. de C.V.




                                  June 3, 2002

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                                TABLE OF CONTENTS


                                                                            Page


ARTICLE 1.        PURCHASE AND SALE OF SHARES.................................10

     1.1      Purchase and Sale of Shares.....................................10

     1.2      Payment of Purchase Price.......................................10

     1.3      Exchange Rate...................................................10

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES OF VITRO.....................11

     2.1      Due Organization................................................11

     2.2      Due Authorization...............................................11

     2.3      Ownership of Equity.............................................12

     2.4      Capitalization..................................................12

     2.5      Consents........................................................13

     2.6      Financial Statements............................................13

     2.7      No Adverse Change...............................................13

     2.8      Operations in the Ordinary Course...............................13

     2.9      Assets..........................................................14

     2.10     Real Property...................................................14

     2.11     Leases..........................................................15

     2.12     Accounts Receivable; Accounts Payable...........................16

     2.13     Insurance Policies..............................................16

     2.14     Bank Accounts...................................................16

     2.15     Employees.......................................................16

     2.16     Material Contracts..............................................17

     2.17     Employee Benefit Plans..........................................18

     2.18     Compliance with Law.............................................19

     2.19     Environmental Matters...........................................20

     2.20     Health and Safety Matters.......................................20

     2.21     Litigation......................................................20

     2.22     Taxes...........................................................21

     2.23     Debt............................................................22

     2.24     Affiliate Transactions..........................................22

     2.25     Product Warranties; Product Liability; Product Recalls..........22


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     2.26     Customers.......................................................23

     2.27     No Other Agreement..............................................23

     2.28     Records.........................................................23

     2.29     Inventories.....................................................24

     2.30     Intellectual Property...........................................24

     2.31     Computer Systems................................................24

     2.32     Private Offering................................................24

     2.33     No Additional Representations...................................25

     2.34      Purchasers' Acts...............................................25

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF PURCHASERS................25

     3.1      Due Incorporation...............................................25

     3.2      Due Authorization...............................................26

     3.3      Availability of Funds...........................................26

     3.4      Securities Act..................................................26

     3.5      Investment Experience, Access to Information....................26

     3.6      Litigation......................................................26

     3.7      Brokers; Fees and Expenses......................................26

     3.8      Consents........................................................26

     3.9      Knowledge.......................................................27

ARTICLE 4.        CONDITIONS PRECEDENT FOR PURCHASERS TO CLOSE................27

     4.1      Consents and Approvals..........................................27

     4.2      Compliance......................................................27

     4.3      Deliveries......................................................27

     4.4      Actions or Proceedings..........................................27

     4.5      No Adverse Change...............................................28

     4.6      Release.........................................................28

     4.7      Waiver..........................................................28

ARTICLE 5.        CONDITIONS PRECEDENT FOR VITRO'S OBLIGATION TO close........28

     5.1      Consents and Approvals..........................................28



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     5.2      Compliance......................................................28

     5.3      Deliveries......................................................28

     5.4      Actions or Proceedings..........................................28

ARTICLE 6.        CLOSING.....................................................29

     6.1      Closing.........................................................29

     6.2      Deliveries by Vitro.............................................29

     6.3      Deliveries by Purchasers........................................30

ARTICLE 7.        COVENANTS...................................................31

     7.1      Reasonable Best Efforts.........................................31

     7.2      Exclusivity.....................................................31

     7.3      Non-Solicitation................................................31

     7.4      Agreement Not to Compete........................................32

     7.5      Confidentiality.................................................33

     7.6      Services........................................................33

     7.7      Ordinary Course.................................................34

     7.8      Securities Act..................................................34

     7.9      [Intentionally Omitted].........................................34

     7.10     Names; Trade or Service Marks...................................34

     7.11     Enron Guaranty..................................................35

     7.12     Tax Matters.....................................................35

     7.13     Availability of Records.........................................36

     7.14     Insurance Policies..............................................36

     7.15     Access to Information...........................................37

     7.16     Pre-Closing Activities..........................................37

     7.17     Employees.......................................................37

     7.18     Transfer of Ownership and Risk of Loss..........................37

     7.19     License.........................................................37

     7.20     ASRAC Foundation................................................38

     7.21     Certain Marks...................................................38

ARTICLE 8.        SURVIVAL; INDEMNIFICATION...................................38



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     8.1      Survival........................................................38

     8.2      Indemnification by Vitro........................................38

     8.3      Indemnification by Purchaser....................................41

     8.4      Exclusive Remedy................................................41

     8.5      Procedures......................................................41

     8.6      Subrogation.....................................................43

     8.7      Insurance.......................................................43

     8.8      Tax Treatment of Indemnification................................43

ARTICLE 9.        MISCELLANEOUS...............................................43

     9.1      Expenses........................................................43

     9.2      Notices.........................................................44

     9.3      Effect of Investigations; Construction..........................45

     9.4      Waivers.........................................................45

     9.5      Counterparts....................................................45

     9.6      Governing Law & Arbitration.....................................45

     9.7      English Language................................................48

     9.8      Severability....................................................48

     9.9      Assignment......................................................48

     9.10     Further Assurance...............................................49

     9.11     Default.........................................................49

     9.12     Termination.....................................................49

     9.13     Publicity.......................................................50

     9.14     Entire Understanding............................................50

     9.15     Interpretation; Exhibits and Schedules; Certain Definitions.....50



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                              DISCLOSURE SCHEDULES
                              --------------------

Schedule 2.0           Exclusions from Vitro's Representations and Warranties
Schedule 2.1           Due Organization
Schedule 2.2           Due Authorization
Schedule 2.4           Company Subsidiaries and Subsidiary Shares
Schedule 2.5           Consents
Schedule 2.6(a)        Financial Statement Exceptions
Schedule 2.6(b)        Financial Statements
Schedule 2.7           No Adverse Change
Schedule 2.8           Operations in the Ordinary Course
Schedule 2.9           Assets
Schedule 2.10          Real Property
Schedule 2.11          Leases
Schedule 2.12          Accounts Receivable/Accounts Payable
Schedule 2.13          Insurance Policies
Schedule 2.14          Bank Accounts
Schedule 2.15          Employees
Schedule 2.16          Material Contracts
Schedule 2.17(a)       Employee Benefit Plans
Schedule 2.17(c)       Employee Benefit Plan Exceptions
Schedule 2.18          Compliance with Law
Schedule 2.20          Health and Safety Matters
Schedule 2.21          Litigation
Schedule 2.22          Taxes
Schedule 2.23          Debt
Schedule 2.24(a)       Affiliate Transactions
Schedule 2.25          Product Warranties; Product Liability; Product Recalls
Schedule 2.26          Customers
Schedule 2.27          No Other Agreements
Schedule 2.28          Records
Schedule 2.29          Inventories
Schedule 2.30(a)       Intellectual Property
Schedule 2.30(b)       Intellectual Property Exceptions
Schedule 2.31          Computer Systems
Schedule 3.8           Consents of the Purchasers
Schedule 7.3(b)        Non-Solicitation (Returning Employees)
Schedule 8.3(c)        Indemnity for Vitro Guarantees of Company Obligations



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                                    EXHIBITS
                                    --------

Exhibit A              Form of Escrow Agreement
Exhibit B              Form of Transition Services Agreement
Exhibit C              Form of Enron Guarantee
Exhibit D              Form of Aeroempresarial Agreement
Exhibit E              Form of Unimin Agreement Release and Indemnity



                                      -vi-
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is made this 3rd day of June, 2002, among Whirlpool Corporation, a Delaware corporation ("Whirlpool"), Whirlpool Holdings, Inc., a Delaware corporation (together with Whirlpool, the "Purchasers") and Vitro, S.A. de C.V., a Mexican corporation ("Vitro").

                                    RECITALS

     WHEREAS, Whirlpool and Vitro are shareholders of Vitromatic, S.A. de C.V., a Mexican corporation (the "Company");

     WHEREAS, pursuant to the Shareholders Agreement, dated December 15, 1987, between Whirlpool and Vitro, as amended pursuant to that certain Amendment Agreement, dated December 16, 1997, and that certain Second Amendment, dated May 30, 2002 (collectively, the "Shareholders Agreement") and the By-laws (as herein defined), Vitro owns all of the issued and outstanding Series "A", Sub-Series "A-1" and Sub-Series "C-1" common shares of the Company consisting of 308,990,772 common shares, par value P$1.00 Mexican Currency per share (the "Vitro Shares"), representing an aggregate interest of 51% of the issued and outstanding capital stock of the Company on a fully diluted basis;

     WHEREAS, the Vitro Shares represent the entirety of Vitro's equity interest in the Company;

     WHEREAS, pursuant to the Shareholders Agreement and the By-laws, Whirlpool owns all of the issued and outstanding Series "B", Sub-Series "B-1" and Sub-Series "D-1" common shares of the Company, consisting of 296,873,487 common shares, par value P$1.00 Mexican Currency per share (the "Whirlpool Shares"), representing an aggregate interest of 49% of the issued and outstanding capital stock of the Company on a fully diluted basis;

     WHEREAS, Purchasers desire to purchase from Vitro, and Vitro desires to sell to Purchasers, all of the Vitro Shares;

     WHEREAS, it is the express intention of the parties that the transfer of ownership of the Vitro Shares will only take place after the terms, conditions and Conditions Precedent set forth in this Agreement have been satisfied; and

     WHEREAS, the parties hereto mutually recognize their legal standing, existence and the authority of their respective representatives to sign this Agreement, authority which has not been limited or revoked in any manner whatsoever.

     Accordingly, Purchasers and Vitro hereby agree to be legally bound as follows:

                                   DEFINITIONS

     The following terms shall have the meanings set forth herein:

     "Accounts Payable" shall mean any obligation of the Company or any Company Subsidiary that is required to be classified as a liability under GAAP, other than Debt.

     "Accounts Receivable" shall mean any obligation owed to the Company or any Company Subsidiary that is required to be classified as a current asset under GAAP, other than any obligations owed from Whirlpool, any of its Affiliates or the Purchasers.

     "Administrative Services Agreements" shall mean the various Administrative Services Agreements, dated as of January 1, 1998, by and between Vitro Corporativo, S.A. de C.V., and Crolls Mexicana, S.A. de C.V., Industrias Acros Whirlpool, S.A. de C.V. (previously Supermatic, S.A. de C.V. and Fabricantes de Aparatos Domesticos, S.A. de C.V.) and Commercial Acros Whirlpool, S.A. de C.V. (previously Vitromatic Commercial, S.A. de C.V.).

     "Affiliate" of any Person (or a Person "Affiliated" with another Person) shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "control", as used in the preceding sentence means, with respect to a Person, (a) the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares or other equity interest of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

     "Agreement" shall mean this Stock Purchase Agreement, including the Disclosure Schedules and all Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     "Ancillary Agreements" shall mean the Escrow Agreement, the form of which is attached hereto as Exhibit A (the "Escrow Agreement"), Transition Services Agreement, the form of which is attached hereto as Exhibit B (the "Transition Services Agreement"), Enron Guarantee, the form of which is attached hereto as Exhibit C (the "Enron Guarantee"), Aeroempresarial Agreement, the form of which is attached hereto as Exhibit D (the "Aerompresarial Agreement"), and Unimin Agreement Release and Indemnity, the form of which is attached hereto as Exhibit E (the "Unimin Agreement").

     "Acquirer" shall have the meaning set forth in Section 7.4(b).

     "By-Laws" shall mean the Corporate By-laws of the Company as in effect on the date hereof.

     "Closing" shall mean the completion of the purchase and sale of the Vitro Shares as contemplated by this Agreement in accordance with Article 6 hereto.

     "Closing Date" shall have the meaning set forth in Section 6.1.


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     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the recitals.

     "Company Assets" shall mean all of the goods and assets owned by the Company or the Company Subsidiaries, whether real, personal, tangible or intangible, including the assets reflected in the Financial Statements.

     "Company Subsidiary" shall mean, individually, each entity set forth under the heading "Company Subsidiaries" on Schedule 2.4, and, unless the context otherwise requires, "Company Subsidiaries" shall mean, collectively, all of the entities set forth under the heading "Company Subsidiaries" on Schedule 2.4.

     "Computer Equipment" shall mean all software and data processing equipment and devices (including hardware and related telecommunications equipment, software, media and tools) owned by or licensed by the Company or any Company Subsidiary and maintenance equipment, including, Vitro's rights and Vitro's Affiliate's rights under all related warranties.

     "Conditions Precedent" shall mean the conditions precedent set forth in Articles 4 and 5.

     "Confidential Whirlpool Information" shall mean information not disclosed to the public or to third parties primarily relating to the Company's or any Company Subsidiary's present or future business, operations, services, products, research, Intellectual Property (if not public by its nature), facilities, confidential reports, manuals, price lists, pricing policies, customer lists, financial information (including the revenues, costs, or profits associated with the Company's or any Company Subsidiary's products or services) (if not public by its nature), business plans, projections, identified prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions (if not public by its nature), personnel matters or legal matters, including any technical information provided by Whirlpool to Industrias Acros Whirlpool, S.A. de C.V. (previously Supermatic, S.A. de C.V. and Fabricantes de Aparatos Domesticos, S.A. de C.V.) and Crolls Mexicana, S.A. de C.V. pursuant to the Technical Assistance Agreements, and any information constituting an industrial secret in accordance with Chapter III of the Mexican Industrial Property Law.

     "Confidential Vitro Information" shall mean information not disclosed to the public or to third parties primarily relating to Vitro or any of its Subsidiaries' (other than the Company's and Company Subsidiaries') present or future business, operations, services, products, research, Intellectual Property (if not public by nature), confidential reports, manuals, price lists, pricing policies, customer lists, financial information (including the revenues, costs, or profits associated with Vitro's products or services) (if not public by its nature), business plans, projections, identified prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions (if not public by its nature), personnel matters or legal matters, including any technical information provided to the Company or the Company Subsidiaries, including any technical information not relating to the business of the Company and the Company Subsidiaries provided by Vitro or any of its Affiliates to the Company and Company Subsidiaries and any



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information constituting an industrial secret in accordance with Chapter
III of the Mexican Industrial Property Law.

     "Contract" shall mean any contract, commitment, sales order, purchase order, note, bond, mortgage, instrument, or other legally binding agreement.

     "Controversy" and "Controversies" shall have the meanings set forth in
Section 9.6(a).

     "Default" shall have the meaning set forth in Section 9.11.

     "Debt" shall have the meaning set forth in Section 2.23.

     "Disclosure Schedules" shall mean those schedules referenced in this Agreement, attached hereto and incorporated herein by this reference.

     "Employee Benefit Plans" shall have the meaning set forth in Section 2.17.

     "Encumbrance" shall mean any limitation of ownership, garnishment, encumbrance or restriction of any kind, including any pledge, security interest, lien, charge, seizure, attachment, encumbrance, claim, right of way, mortgage, hypothecation, trust deed, easement, option, voting trust, voting agreement, right of first refusal or restriction (whether on sale, transfer, disposition or otherwise, whether imposed by agreement, law or otherwise and whether of record or otherwise).

     "Environmental Law" shall mean any Law applicable to the Company or any Company Subsidiary that relates to or otherwise imposes liability or standards of conduct concerning the prevention and control of air, water and soil pollution, hazardous material and waste-handling and disposal, discharges, releases or threatened releases of noises, odors or any Pollutants into ambient air, ground or surface water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Pollutants.

     "Enron Guarantee" shall have the meaning set forth in the definition of Ancillary Agreements.

     "Enron Power Supply Agreement" shall have the meaning set forth in Section 7.11.

     "Escrow Agent" shall mean Citibank N.A. or such other United States commercial bank having capital and surplus of at least $500,000,000 as shall be reasonably acceptable to Purchasers and Vitro.

     "Escrow Agreement" shall have the meaning set forth in the definition of Ancillary Agreements, with such reasonable changes as are required by the Escrow Agent and are mutually agreeable to Purchasers and Vitro.

     "Escrow Amount" shall mean $10,000,000 to be held by the Escrow Agent as set forth in Section 1.2(b) and the Escrow Agreement.



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     "Excluded Marks" shall have the meaning set forth in Section 7.10(b).

     "Financial Statements" shall mean (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2001 (the "Reference Balance Sheet") and the consolidated statement of income of the Company and the Company Subsidiaries for the twelve months then ended and (b) the Interim Financial Statements.

     "GAAP" shall mean United Mexican States Generally Accepted Accounting Principles, consistently applied.

     "Governmental Authority" shall mean the government of the United States, the United Mexican States or any other nation, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having authority or jurisdiction over any of the Persons or transactions contemplated in this Agreement.

     "Health and Safety Law" shall mean any Law applicable to the Company or any Company Subsidiary that relates to or otherwise imposes liability or standards of conduct concerning employee or occupational health or safety, except any Environmental Law.

     "Health and Safety Permit" shall mean any Permit required by or pursuant to any applicable Health and Safety Law.

     "include", "includes" and "including" shall mean "include without limitation", "includes without limitation" and "including without limitation".

     "Intellectual Property" shall mean all patents, utility models, industrial designs, trade names, slogans, trademarks, service marks, copyrights, copyright reserves and internet domain names (and applications or renewals for any of the foregoing), trade secrets, know-how, inventions, industrial processes, software, computer programs, computer systems, component lists, technical processes and procedures and technical plans and any other similar industrial or intellectual property right protected under any jurisdiction (and licenses for any of the foregoing), in each case used in the conduct of the business of the Company or any Company Subsidiary as presently conducted or as conducted at any time since January 1, 2001, other than those owned by Whirlpool, any of its Affiliates or the Purchasers.

     "Interim Balance Sheets" shall have the meaning set forth in the definition of "Interim Financial Statements".

     "Interim Financial Statements" shall mean the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of April 30, 2002 (the "Interim Balance Sheets") and the consolidated statements of income of the Company and the Company Subsidiaries for the months then ended.

     "Knowledge" shall mean (a) with respect to Vitro, the actual knowledge after reasonable investigation by or on behalf of the following individuals:
Jose Domene, Luis Nicolau, Francisco Romero, Claudio Del Valle and Alfonso Gomez Palacio and (b) with respect to Whirlpool, the actual knowledge after reasonable investigation by or on behalf of, the following


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

individuals: Harry S. Burritt, Betty Beaty, Robert L. Mink, Ted Dosch, Daniel Hopp, Jeff Fettig, Mark Brown, Mike Toddman, Dean Mohney and J. C. Anderson.

     "Law" shall mean any law, regulation, NOM (Norma Oficial Mexicana), rule, ordinance, order, consent decree, judgment, statute, stipulation, administrative decision, permit, settlement agreement, injunction or other requirement of any Governmental Authority.

     "Losses" shall mean any damages (including any "perjuicio") of any nature, liabilities, losses, obligations, assessments, judgments, penalties, or expenses (including reasonable attorneys' fees, litigation, remediation expenses and all other reasonable costs of investigation and defense of third party claims).

     "Major Customer" shall have the meaning set forth in Section 2.26.

     "Material" shall be interpreted by applying the case law of the State of New York to the language set forth in, and the facts and circumstances relating to, this Agreement.

     "Material Adverse Effect" shall mean any change or effect that has significantly impaired, or is reasonably likely to significantly impair, the value of the business of the Company and the Company Subsidiaries, taken as a whole. The following shall be excluded from the definition of "Material Adverse Effect": (i) general changes in the United Mexican States, United States or other foreign economies or securities markets, (ii) general changes in the industries in which the Company and the Company Subsidiaries operate which are not unique to the Company and the Company Subsidiaries or (iii) changes to the extent resulting from the announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     "Material Contracts" shall have the meaning set forth in Section 2.16.

     "Party" shall mean Purchasers, on the one hand, and Vitro, on the other hand.

     "Permits" shall mean all of the licenses, permits, interim permits, permit applications, approvals or other authorizations under any Law.

     "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization.

     "Permitted Encumbrance" shall mean (a) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, not delinquent and properly reserved against (to the extent required by GAAP) on the Financial Statements, (b) Encumbrances for Taxes that are not due and payable or that may hereafter be paid without penalty, are not delinquent and are properly reserved against (to the extent required by GAAP) on the Financial Statements, (c) Encumbrances that secure debt that is specifically reflected as a liability on the Reference Balance Sheet or Interim Balance Sheet or the existence of which is referred to specifically in the notes to the Reference Balance Sheet, (d) Encumbrances arising under the Factoring Agreement between Trans-America Commercial Finance Corporation, the Company and Vitromatic Commercial, S.A. de C.V., (e) Encumbrances arising pursuant to the Sales Agreement and



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related transactions between the Company and Jones Plastics, Inc., and (f)
Encumbrances arising pursuant to the Sales Agreement and related transactions between the Company and Spartech de Mexico, S.A. de C.V.

     "Pollutant" shall mean any substance presently listed, defined, designated or classified as corrosive, reactive, explosive or as a pollutant or contaminant under any Environmental Law or as hazardous, toxic, flammable, biologically infectious, radioactive, including any toxic substance or waste, contaminant, hazardous substance or waste, special waste, industrial substance, lead based paint, petroleum, petroleum products, any derivative or by product of petroleum, chlorinated solvent, polychlorinated biphenyl, radon, radioactive material, urea formaldehyde asbestos or asbestos containing material, as any of such terms are defined under applicable Environmental Law.

     "Purchase Price" shall mean One Hundred Forty Eight Million Three Hundred Thousand United States Dollars ($148,300,000.00).

     "Purchasers" shall have the meaning set forth in the preamble and shall, in all cases, include Whirlpool, regardless of whether it purchases any of the Vitro Shares.

     "$P" shall mean United Mexican States Pesos.

     "Real Property" shall mean land, buildings, structures and improvements owned, leased or occupied by the Company or any Company Subsidiary.

     "Reference Balance Sheet" shall have the meaning set forth in the definition of "Financial Statements".

     "Request for Arbitration" shall have the meaning set forth in Section
9.6(d).

     "Restricted Business" shall mean the production, manufacture, assembly, distribution, marketing, sale, services, import, export, licensing, consulting, design, or development of major appliance products, small appliance products or other products of the type sold as of the date hereof by Whirlpool or any Affiliate, including the Company or any Company Subsidiary, along with components, parts, accessories and related services therefor, whether for domestic, professional or commercial use, such appliance products, components, parts and accessories and related services including:

     (a) laundry products of any type, including washing machines, clothes dryers and clothes care equipment;

     (b) cooking products of any type, including free-standing or built-in ranges, ovens, cooktops, microwave ovens, warming drawers and vent hoods;

     (c) dishwashing products of any type, including built-in or portable dishwashers;

     (d) refrigeration products of any type, including built-in or free-standing refrigerators, freezers, wine cabinets, and icemakers;



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

     (e) residential trash compactor products of any type;

     (f) air treatment products of any type, including window air conditioners, dehumidifiers and air purifiers;

     (g) small appliances of any type including mixers, blenders, food processors, toasters, coffee makers, juice extractors, hot water dispensers and garbage disposals;

     (h) appliance repair parts and after-market appliance products, in each case, for the products listed above;

     (i) residential water heaters and residential HVAC systems; and

     (j) jetted tubs, soaking tubs, and related plumbing fixtures.

Notwithstanding anything to the contrary set forth herein, "Restricted Business" shall not include (i) the production, manufacture, assembly, distribution, marketing, sale, services, import, export, licensing, consulting, design or development of products, components, parts, accessories and related services in which Vitro and its Subsidiaries, other than solely through the Company and Company Subsidiaries, sell on the date hereof or (ii) whether or not sold by Vitro or its Subsidiaries on the date hereof, the production, manufacture, assembly, distribution, marketing, sale, services, import, export, licensing, consulting, design or development of any glass, flat glass, fiberglass, glassware, cookware, tableware, utensils or cutlery products, components, parts and accessories or plastic components, parts and accessories and related services.

     "Restricted Territory" shall mean the United Mexican States, the United States of America, Canada, Anguilla, Antigua & Barbuda, Aruba, Bahamas, Barbados, Bermuda, Bonaire, Cayman Islands, Cuba, Curacao, Dominica, Dominican Republic, Falkland Islands (a/k/a Islas Malvinas), Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Netherlands Antilles, Puerto Rico, St. Bartholomew, St. Kitts and Nevis, St. Martin, St. Lucia, St. Vincent and the Grenadines, Trinidad & Tobago, Virgin Islands, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Argentina, Bolivia, Brazil, Chile, Columbia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, Venezuela and any other country or region that would be considered within North, South or Central America or the Caribbean.

     "Securities Act" shall mean the United States Securities Act of 1933, as amended.

     "Shareholders Agreement" shall have the meaning set forth in the recitals.

     "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

     "Subsidiary Shares" shall mean the issued and outstanding shares of capital stock, limited partnership, membership or other equity interests in the Company Subsidiaries.

     "Tax Indemnification Period" shall mean all taxable years (including all prior taxable years) ending on or before December 31, 2001.

     "Tax Receipt" shall mean any evidence of payment or compensation of Taxes.

     "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with Taxes either directly or indirectly.

     "Taxes" shall mean all taxes, withholding taxes, fees, duties, customs duties, levies or other assessments, including income, ad valorem, turnover (including import or export levies or fees), real and personal property (tangible and intangible), sales, excise, value added, transfer, fuel, occupational, interest equalization, windfall profits, severance and employees' income withholding, employee or employment taxes, housing fund (INFONAVIT), social security (IMSS) and retirement savings fund (SAR) contributions which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable to any of the foregoing.

     "Technical Assistance Agreements" shall mean the various Technical Assistance Agreements, dated January 1, 1998, between Whirlpool Corporation and Industrias Acros Whirlpool, S.A. de C.V. (previously Supermatic, S.A. de C.V. and Fabricantes de Aparatos Domesticos, S.A. de C.V.) and Crolls Mexicana, S.A. de C.V.

     "Termination Date" shall have the meaning set forth in Section 9.12.

     "Third Party Claim" shall have the meaning set forth in Section 8.5.

     "Transition Services Agreement" shall have the meaning set forth in Section 7.6.

     "$" or "US$" means United States Dollars.

     "Vitro" shall have the meaning set forth in the preamble.

     "Vitro Licensed Material" shall mean all Confidential Vitro Information (including Intellectual Property) limited in each case to only those items used in the conduct of the business of the Company or any Company Subsidiary as presently conducted or as conducted at any time since January 1, 2001.

     "Vitro Shares" shall have the meaning set forth in the recitals.

     "Whirlpool" shall have the meaning set forth in the preamble.

     "Whirlpool Shares" shall have the meaning set forth in the recitals.

     All other terms defined elsewhere in this Agreement shall have the meanings set forth herein.

                                  ARTICLE 1.
                          PURCHASE AND SALE OF SHARES

     1.1  Purchase and Sale of Shares.

     Subject to the terms, conditions and Conditions Precedent of this Agreement, at the Closing, (i) Vitro shall sell, assign, transfer, convey and deliver to Whirlpool, and Whirlpool shall acquire and take assignment and delivery of 308,990,772 Vitro Shares free and clear of any Encumbrances, and
(ii) Vitro shall sell, assign, transfer, convey and deliver to [Whirlpool Holdings], and Whirlpool shall cause [Whirlpool Holdings] to acquire and take assignment and delivery of, and [Whirlpool Holdings] shall acquire and take assignment and delivery of, 1 Vitro Share free and clear of any Encumbrances. Whirlpool reserves the right, in its sole and absolute discretion, to designate any of its Affiliates to acquire the 308,990,772 Vitro Shares as contemplated by clause (i) of the previous sentence, and such Affiliate shall agree to be bound as a Purchaser under this Agreement. Whirlpool will make any such designation by written notice to Vitro. However, no such designation shall relieve Whirlpool of any obligation as a Purchaser under this Agreement.

     1.2  Payment of Purchase Price.

     On the Closing Date, Purchasers, subject to the fulfillment of the Conditions Precedent set forth in Article 4 or their waiver by Purchasers, shall pay to Vitro an amount equal to the Purchase Price, as follows:

     (a) $138,300,000 by wire transfer of immediately available funds to the account designated by Vitro. Vitro shall make such designation no later than two (2) business days before the date of payment; and

     (b) $10,000,000 by wire transfer of immediately available funds to the account designated by the Escrow Agent in order to be held and disbursed pursuant to the Escrow Agreement.

     The Escrow Amount and the provisions of the Escrow Agreement shall not limit Purchasers' other rights of recovery under this Agreement or for non-monetary remedies, including injunctive relief or specific performance, if any. With respect to monetary remedies for valid claims, Purchasers shall first seek recourse against the Escrow Amount, pursuant to the terms of the Escrow Agreement, and shall be entitled to pursue other monetary remedies only to the extent that the Escrow Amount is not sufficient to compensate Purchasers' Losses. All payments due under this Section 1.2 shall be made free and clear of any withholding Taxes. In addition, nothing in the Escrow Agreement shall be deemed to limit the rights of recovery of Vitro (monetary or otherwise) under this Agreement.

     1.3 Exchange Rate. For purposes of this Agreement, including the Disclosure Schedules and Exhibits attached hereto, the exchange rate between US$ and P$ shall be P$9.5 per US$1.0, regardless of any appreciation or devaluation of either currency.

                                  ARTICLE 2.
                        REPRESENTATIONS AND WARRANTIES
                                   OF VITRO

     Except as set forth on Schedule 2.0, as to which Vitro makes no representations or warranties and to which Purchasers waive any and all claims, rights or Losses, Vitro represents and warrants to Purchasers as follows:

     2.1 Due Organization. Each of the Company and each Company Subsidiary is duly organized and validly existing under the laws of the United Mexican States, other than Comercializadora de Products Domesticos, S.A., which is duly organized and validly existing under the laws of Guatemala. Each of the Company and each Company Subsidiary has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted. Each of the Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, other than where the failure to be so qualified, individually or in the aggregate, is not material. Schedule 2.1 is a list of all jurisdictions in which the Company and each Company Subsidiary is so qualified. Other than as set forth on Schedule 2.1 and in the Company Subsidiaries, the Company does not own any debt securities (except as reflected in the Financial Statements) or equity interest in any Person. Other than as set forth on Schedule 2.1, and in the Company and other Company Subsidiaries, the Company Subsidiaries do not own any debt securities (except as reflected on the Financial Statements) or equity interest in any other Person. Since January 1, 2001, the Company and each Company Subsidiary have not engaged in any ongoing business other than the Restricted Business, excluding product development activity.

     2.2 Due Authorization. Vitro has the full power and authority to enter into this Agreement and to carry out the transactions contemplated herein, and this Agreement has been duly and validly executed and delivered by Vitro and constitutes the legal, valid and binding obligation of Vitro, enforceable against Vitro in accordance with its terms. The execution, delivery and performance by Vitro of this Agreement has been duly and validly approved by all necessary corporate action (including stockholder approval). Except as set forth on Schedule 2.2, the execution, delivery and performance by Vitro of this Agreement and the Ancillary Agreements (a) do not violate or conflict with any provision of the articles of incorporation, articles of organization, by-laws, regulations or other governing documents of the Company, Company Subsidiaries or Vitro; (b) will not result in the creation of an Encumbrance on any Vitro Shares or Subsidiary Shares; (c) do not violate or constitute a default under any Law binding on the Company, Company Subsidiaries or Vitro; or (d) will not result in the creation of any Encumbrance upon any of the Vitro Shares or any of the Company Assets, or permit the acceleration of the maturity of any indebtedness of Vitro, the Company or any Company Subsidiary or secured by the Company Assets; or (e) will not result in an event of default under any Debt.

     2.3 Ownership of Equity.

     (a) Vitro Shares. Vitro has good, valid and marketable legal and beneficial title to the Vitro Shares, free and clear of any Encumbrance (except as set forth on Schedule 2.3). The Vitro

Shares are duly authorized, validly issued, fully paid and constitute all of the issued and outstanding shares of Series "A", Sub-Series "A-1" and Sub-Series "C-1" capital stock of the Company. At the Closing upon payment of the Purchase Price in accordance with Section 1.2 above, Vitro shall transfer to Purchasers good and valid legal and beneficial title to the Vitro Shares free and clear of any Encumbrance (other than Encumbrances attributable to Purchasers or their creditors).

     (b) Subsidiary Shares. The Company or a Company Subsidiary has good, valid and marketable legal and beneficial title to the Subsidiary Shares set forth on Schedule 2.4, free and clear of any Encumbrances other than Encumbrances that secure Debt specifically reflected as a liability on the Reference Balance Sheet or Interim Balance Sheet or the existence of which is referred to specifically in the notes to the Reference Balance Sheet.

     (c) None of the Vitro shares (except as set forth on Schedule 2.3), the Subsidiary Shares, the Company Assets or the Real Property are subject to any Encumbrance securing indebtedness or obligations of Vitro or its Affiliates (other than the Company and Company Subsidiaries), including any cross-collateral arrangement.

     2.4  Capitalization.

     (a) Company. The authorized capital stock of the Company consists of (i) 308,990,772 Series "A", Sub-Series "A-1" and Sub-Series "C-1" common shares, par value P$1.00 Mexican Currency per share, of which only the Vitro Shares are issued and outstanding, and (ii) 296,873,487 Series "B", Sub-Series "B-1" and Sub-Series "D-1" common shares, par value P$1.00 Mexican Currency per share, of which only the Whirlpool Shares are issued and outstanding. Other than the Vitro Shares and the Whirlpool Shares or shares held by either Party's Subsidiaries, there are no shares of capital stock of the Company issued, reserved for issuance or outstanding. The Company has not granted any option, warrant, subscription or any other similar right to purchase or acquire any rights with respect to any shares of capital stock of the Company. There exist no securities convertible or exchangeable into shares of capital or other equity interests of the Company. Other than the Vitro Shares and the Whirlpool Shares, the Company has never issued any shares of capital stock or any other equity. The Vitro Shares are not subject to any voting trust or voting agreement, other than the Shareholders Agreement and the By-laws.

     (b) Company Subsidiaries. Schedule 2.4 sets forth (i) each Person in which the Company or a Company Subsidiary holds an equity interest, (ii) for each Company Subsidiary, where applicable, (x) the classes and amounts of its authorized Subsidiary Shares, (y) the amount of its issued or outstanding Subsidiary Shares and (z) the record and beneficial owners of its issued Subsidiary Shares, and (iii) for any Person in which the Company or a Company Subsidiary has an equity interest, other than the Company Subsidiaries, (y) the classes and amount of its authorized shares, and (z) the amount of its issued and outstanding shares. Except as set forth in Schedule 2.4, there are no shares of capital stock or other equity interest of any Company Subsidiary issued, reserved for issuance or outstanding. All of the issued Subsidiary Shares of the Company Subsidiaries have been duly authorized and validly issued in accordance with applicable Law and are fully paid and outstanding. No Company Subsidiary has granted any option, warrant, subscription or other similar right to purchase or acquire any rights with respect to the capital stock or other equity interests of such Company Subsidiary. There exist no securities convertible or exchangeable into shares of capital stock or other equity interests of any Company Subsidiary. Other than the Subsidiary Shares or shares held by Vitro or Vitro Subsidiaries, no Company Subsidiary has ever issued any shares of capital stock or other equity interests. The Subsidiary Shares are not subject to any voting trust or voting agreement, other than the Shareholders Agreement and the By-laws.

     2.5 Consents. Except as set forth on Schedule 2.5 and such written notices to, filings with, or authorizations, exemptions or consents that the failure to obtain, individually or in the aggregate, are not material to the business of the Company or the Company Subsidiaries, no written notice to, filing with, authorization of, exemption by, or consent of any Person (other than a Governmental Entity) is required in connection with the consummation of, the transactions contemplated hereby. No authorization of, exemption by, or consent of any Governmental Authority is required in order to consummate the transactions contemplated, hereby.

     2.6 Financial Statements. Except as set forth on Schedule 2.6(a) the Financial Statements fairly present the financial position and results of operations of the Company and the Company Subsidiaries as of the dates thereof and for the periods covered thereby, all in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments according to GAAP and the inclusion of such corresponding footnotes). The Company and Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by GAAP with reference to the Financial Statements taken as a whole, except as disclosed, reflected or reserved against in the Financial Statements or the footnotes thereto. True and correct copies of the Financial Statements are set forth on Schedule 2.6(b).

     2.7 No Adverse Change. Except as set forth on Schedule 2.7, since December 31, 2001, there has not been a Material Adverse Effect.

     2.8  Operations in the Ordinary Course. Except as set forth on Schedule
2.8 or in the Financial Statements, from December 31, 2001, none of the following events have occurred: (a) (i) any loss of any customer or group of affiliated customers that purchased goods or services from the Company and the Company Subsidiaries in an aggregate amount exceeding $1,000,000 during the year ending December 31, 2001 or (ii) any loss or threatened loss of any supplier or group of affiliated suppliers from which the Company and the Company Subsidiaries purchased goods or services in an aggregate amount exceeding $1,000,000 during the year ending December 31, 2001; (b) the termination of any Material Contract other than in accordance with the terms in effect on the date hereof; (c) amendment of the articles of incorporation or By-Laws of the Company or the articles of incorporation or by-laws of any Company Subsidiary; (d) loss or damage to any of the Company Assets in an amount exceeding, $1,000,000 individually and in the aggregate, $3,000,000 (whether or not covered by insurance); (e) notice of any actual or threatened strike, walk out, picketing or concerted boycott; (f) cancellation, without fair consideration, of any liability owed to the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary; (g) incurrence of indebtedness for borrowed money in an aggregate principal amount in excess of $1,000,000 by the Company or any Company Subsidiary; (h) loans, advances or capital contributions to, or investments in, any

Person by the Company or any Company Subsidiary in excess of $300,000
(other than loans, advances or investments that constitute or are represented by cash equivalents, marketable debt securities or accounts receivable); (i) changes in the accounting systems, policies or practices of the Company or any Company Subsidiary; (j) transactions between Vitro or any of its Affiliates and the Company or any Company Subsidiary other than in the ordinary course of business; (k) declaration or payment of any dividend or distribution with respect to the Vitro Shares or any Subsidiary Shares; (l) redemption, purchase or other acquisition or issuance of any of the shares of the Company's capital stock or equity or any Company Subsidiary's capital stock or equity; (m) retirement, pension, profit sharing or bonus payment by the Company or any Subsidiary in each case in an amount over $25,000, except to the extent required by the terms of any related plan, program or Contract; (n) write off or write down of any Accounts Receivable by the Company or any Company Subsidiary in an amount of more than $300,000; (o) (i) more than a 6% increase in wages, salaries, bonus or other remuneration or compensation arrangement of any employee, officer or director, shareholder, manager, member, consultant or agent of the Company or any Company Subsidiary having a salary in excess of $100,000 per year other than increases required by law or required under Contracts in existence as of December 31, 2001 or (ii) more than a 10% increase in wages, salaries, bonus or other remuneration or compensation arrangement for all employees of the Company and Company Subsidiaries (both
(i) and (ii) excluding salesmen's commissions); (p) tax election by the Company or any Company Subsidiary; (q) adoption, amendment (other than as required by Law) or termination of any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (r) any Material Contract entered into or commitment made by the Company or any Company Subsidiary with respect to any of the foregoing. Since December 31, 2001, the Company and the Company Subsidiaries have operated in the ordinary course.

     2.9 Assets. The Company and the Company Subsidiaries each have good and valid title to the Company Assets other than assets disposed of in the ordinary course of business since the dates of the Financial Statements. Except as set forth on Schedule 2.9, upon the purchase of the Vitro Shares by Purchasers, the Company and the Company Subsidiaries, as applicable, shall remain the sole and lawful owner of, and have good and valid title to, their respective Company Assets, free and clear of all Encumbrances other than Permitted Encumbrances. All tangible Company Assets other than vehicles or inventory in transit or goods held on consignment, in each case in the ordinary course of business, are located at the Real Property listed on Schedules 2.10 and 2.11. This Section 2.9 does not relate to Real Property or interests in Real Property, such items being the subject of Section 2.10, to lease agreements, such items being the subject of Section 2.11, to Contracts, such items being the subject of Section 2.16, or to Intellectual Property, such items being the subject of Section 2.30.

     2.10      Real Property.

     (a) The Company and Company Subsidiaries currently operate at the Real Property listed on Schedule 2.10 and 2.11 and have no operations at, or ownership interests in, any other locations. None of Vitro, the Company nor the Company Subsidiaries have received written notice of any pending or threatened condemnation or eminent domain proceedings with respect to any Real Property since January 1, 2001 and there are no currently pending condemnation or eminent domain proceedings with respect to any Real Property, except in each case as set forth on Schedule 2.10. The buildings, structures and improvements located on the Real Property listed on
Schedule 2.10 are in all material respects structurally sound and in reasonable operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are currently put.

     (b) The Company and each Company Subsidiary has good and valid legal and beneficial title to each parcel of the Real Property listed on Schedule 2.10, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) zoning, building and other similar restrictions, which do not materially impair the continued use or operation of the Real Property to which they relate in the conduct of the business of the Company or any Company Subsidiary as currently conducted, (iii) both (A) easements, covenants, rights-of-way and other similar restrictions and (B) any conditions that would be disclosed by a physical inspection, which, in either case, do not materially impair the continued use and operation of the Real Property to which they relate in the conduct of the business of the Company or the applicable Company Subsidiary as currently conducted, and (iv) other matters to which the Purchasers consent, in writing. Vitro has made available to Purchasers or their representatives true and complete copies of the most recent title deeds in the possession of Vitro, Vitro's Affiliates, the Company or any Company Subsidiary for the Real Property listed on Schedule 2.10.

     (c) Each parcel of Real Property is served by reasonably adequate water supplies/lines, storm and sanitary sewer facilities, gas, telephone, electric connections and all other public utilities reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries at such Real Property as currently conducted.

     (d) Except as set forth on Schedule 2.9, the Company Assets, the Real Property set forth on Schedule 2.10 and the property leased pursuant to the lease agreements set forth on Schedule 2.11 constitute the Real Property and substantially all of the other assets used in the conduct of the businesses of the Company and the Company Subsidiaries as presently conducted or as conducted at any time since January 1, 2001, except for inventory disposed of in the ordinary course and Accounts Receivable pursuant to the Factoring Agreement with Trans-America Commercial Finance Corporation.

This Section 2.10 does not relate to compliance of any Real Property with Law, such items being the subject of Section 2.18, with environmental matters, such items being the subject of Section 2.19 or with health and safety matters, such items being the subject of Section 2.20.

     2.11 Leases. Schedule 2.11 contains a list of each written or oral lease of Real Property to which the Company or any Company Subsidiary is a party (as lessee or lessor) and which is in effect as of the date of this Agreement. With respect to each lease to which the Company or any Company Subsidiary is a party (as Lessee or Lessor) and which is in effect on the date of this Agreement, the following statements are true to the extent they apply to the Company and any Company Subsidiary, and are true, to the Knowledge of Vitro, to the extent they apply to any counterparty thereto, as of the date hereof:
(a) such lease is in full force and effect and enforceable in accordance with its terms; (b) all rents currently due and payable under such lease have been paid; and (c) there exists no event of default or condition which, with notice, lapse of time or both, would constitute a default under such lease except defaults or conditions (other than the non-payment of rent or other fees or allocated costs under the lease) that, individually or in the aggregate, are not material. Vitro has made complete copies of each lease listed on Schedule 2.11 available for review by Purchasers or their representatives and provided a complete written description of each oral lease so listed. No material lease contains any provisions requiring the consent of the other party upon a change of control of the Company or any Company Subsidiary.

     2.12  Accounts Receivable; Accounts Payable.

     (a) To the Knowledge of Vitro, all Accounts Receivable are good and collectable in the ordinary course of business, net of any applicable reserves for doubtful accounts reflected on the most recent Interim Balance Sheets in accordance with GAAP. Except as set forth on Schedule 2.12, and to the Knowledge of Vitro, no Accounts Receivable that exceed $250,000 individually or $1,000,000 in the aggregate is subject to any claim of reduction, customer credit balance, billing adjustment, counterclaim, set-off, prepayment, recoupment or other claim for credit, allowances or adjustment and no obligor with respect to any Accounts Receivable is subject to bankruptcy or similar proceedings.

     (b) Except as set forth on Schedule 2.12, the Company and the Company Subsidiaries are current (in accordance with past custom and practice of making payments twice per month) in the payment of their respective Accounts Payable, except such Accounts Payable (i) of less than $25,000 individually provided, that such individual amounts do not exceed $100,000 in aggregate or
(ii) that are being contested in good faith and are subject to reserves in accordance with GAAP, as set forth on the Interim Balance Sheets.

     (c) The representations contained in this Section 2.12 shall not apply with respect to Accounts Receivable due from, or Accounts Payable owed to, Whirlpool, its Affiliates or the Purchasers.

     2.13 Insurance Policies. Schedule 2.13 is a list of all policies of insurance held and maintained by the Company and the Company Subsidiaries. Vitro has made available a complete copy of each policy listed on Schedule
2.13 to Purchasers or their representatives. All premiums currently due and payable with respect to each such policy have been paid and each such policy is in full force and effect.

     2.14 Bank Accounts. Schedule 2.14 sets forth the names and locations of each financial institution at which the Company and the Company Subsidiaries have an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

     2.15 Employees. Vitro has made available to Purchasers a list of the employees of the Company and the Company Subsidiaries, as of the date of this Agreement indicating the current rate of pay or salary of each such employee. Except as set forth on Schedule 2.15, no union contract or collective bargaining agreement exists with respect to the business of the Company or any Company Subsidiary. To the Knowledge of Vitro, there is no ongoing effort by any other union to enlist any employees of the Company or any Company Subsidiary and there is no request for any other union or collective bargaining representation pending. Except as set forth on Schedule 2.15, within the last three years, neither the Company nor any of the Company Subsidiaries has experienced any strikes, picketing, boycott or significant and concerted work stoppage or slowdown, or material complaint. Vitro has made available to Purchasers an accurate and complete copy of any employee handbook of and any written work rules pertaining to the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have operated and are currently operating in material compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and bonus. Except as set forth on Schedule 2.15, the consummation of the transactions contemplated by this Agreement will not give rise to any obligation to make any payment to any employee or director of the Company or any Company Subsidiary in an amount exceeding $200,000 in the aggregate.

     2.16 Material Contracts. Except as set forth on Schedule 2.16, neither the Company nor any Company Subsidiary is a party to:

     (a) any Contract (other than employment "at will") with any officer, director or employee of the Company or any Company Subsidiary, including, agreements relating to present or future compensation, severance, pay or stay bonuses (other than as set forth on Schedule 2.15 or 2.17);

     (b) any Contract with Vitro or any Affiliate of Vitro of greater than $5,000;

     (c) any Contract or arrangement (other than those set forth on Schedule 2.17) which (i) involves an unperformed commitment in excess of $500,000 or
(ii) providing for indemnification of any Person in connection with the sale of any current or former business unit, product line or any Company Subsidiary;

     (d) any Contract or arrangement pursuant to which the Company or any Company Subsidiary has (i) made or will make loans or advances to any Person other than (A) loans and advances to the Company or a Company Subsidiary, (B) advances to trade partners in the ordinary course of business, (C) de minimis advances to employees in the ordinary course of business, or (D) loans made to employees pursuant to the ASRAC Foundation employee loan program, or (ii) become a guarantor, surety, mortgagor or pledged its assets on or otherwise become responsible with respect to any undertaking or obligation of any Person (other than the Company or a Company Subsidiary);

     (e) any Contract under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture, mortgage, security agreement, commitment for financing or guarantee or other evidence of indebtedness to, any Person (other than the Company or any Company Subsidiary);

     (f) any agreement or arrangement in which the Company or a Company Subsidiary is a partner in a separate joint venture;

     (g) any agreement or arrangement with respect to the business of the Company or any Company Subsidiary, that restricts (i) the geographical area in which the Company or any Company Subsidiary is permitted to operate or (ii) the scope or type of business which the Company or any Company Subsidiary is permitted to operate;

     (h) any material Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, (including any Contract to act as one of the foregoing on behalf of any Person, that, grants such Person exclusive rights with respect to a geographic area, particular customer (or category of customer) or product line);

     (i) any Contract granting to any Person a right, at such Person's option, to purchase or acquire any material (individually or in the aggregate) asset or property of the Company or any Company Subsidiary (or interest therein) other than sales of inventory in the ordinary course;

     (j) any supplier Contract (including a purchase order) under which the Company or any Company Subsidiary makes aggregate annual purchases of more than $500,000, which involves a key component, service or raw material, is exclusive and not terminable within twelve (12) months after the Closing Date;

     (k) any acts of ownership, acts of administration, lawsuits and collections powers of attorney; and

     (l) any other Contract to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or the Company Assets are individually or in the aggregate bound or otherwise obligated in an amount exceeding US$500,000 dollars per year (including any Contract binding or otherwise obligating the Company and the Company Subsidiaries in their respective capacities as Affiliates of Vitro), to which any of the Vitro Shares or Subsidiary Shares are subject or which otherwise relate to or affect the business or operations of the Company or any Company Subsidiary.

The Contracts described in the forgoing clauses (a) through (l) are referred to as "Material Contracts". Except as set forth on Schedule 2.16, with respect to each Material Contract, the following statements are true as to the Company and any Company Subsidiary, and to the Knowledge of Vitro, as to any counterparty thereto, (i) such Material Contract is in full force and effect and is the legal and binding obligation enforceable in all material respects in accordance to its terms and (ii) there exists no default thereunder or condition (including the purchase of the Vitro Shares hereunder; except as set forth on Schedule 2.5) which, with notice, lapse of time or both, would constitute a default thereunder other than (i) defaults or conditions that do not entitle the counterparty thereto to terminate or accelerate the obligations under the Material Contract or (ii) defaults or conditions that are not material. Vitro has made available to Purchasers or their representatives complete copies of each Material Contract or, in the case of purchase orders or sales orders, their form and an accurate and complete written description of each oral Material Contract.

     2.17  Employee Benefit Plans.

     (a) Except as set forth on Schedule 2.17(a), neither the Company nor any Company Subsidiary maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to any employee benefit plan, program, policy or arrangement, including any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements, for any current or former employee, director, agent, or consultant of the Company or any Company Subsidiary or any other Person.

     (b) A true, correct and complete copy of each of the plans, programs, policies, arrangements, and agreements listed on Schedule 2.17(a) (referred to hereinafter as "Employee Benefit Plans"), and all contracts relating thereto, or to the funding thereof, if required, each as in effect on the date of this Agreement, have been made available to Purchasers or their representatives and each such copy reflects all amendments made through the date of this Agreement.

     (c)  Except as provided on Schedule 2.17(c), as to all Employee Benefit
Plans:

          (i) All Employee Benefit Plans comply in all material respects and have been administered in form and in operation in all material respects in accordance with their terms and all applicable requirements of Law, and no event has occurred which would reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements in any material respect and no written notice issued by any Governmental Authority questioning or challenging such compliance has been received by the Company or any Company Subsidiary.

          (ii) There are no actions or suits or material claims (individually or in the aggregate) (other than routine claims for benefits) pending or, to the Knowledge of Vitro, threatened involving any Employee Benefit Plan or the assets thereof and, to the Knowledge of Vitro, no facts exist which would reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

          (iii) All material contributions required to be made under the terms of each Employee Benefit Plan have been made, except that in the case of the pension plans, contributions have been accrued in accordance with GAAP and the actuarial calculations made by Mercer Human Resource Consulting, S.A. de C.V. (formerly known as William M. Mercer, S.A. de C.V.).

          (iv) There has been no act or omission that would impair the ability of the Company and the Company Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Employee Benefit Plan in accordance with the terms of such Employee Benefit Plan.

          (v) There are no unfunded or, in the case of the pension plans, unaccrued liabilities under any Employee Benefit Plan.

     2.18 Compliance with Law. Except as provided in Schedule 2.18, from January 1, 2001, no written or, to the Knowledge of Vitro, verbal notice from any Governmental Authority or otherwise has been served upon or conveyed to, Vitro, the Company or any Company Subsidiary claiming any material (individually or in the aggregate) violation of any Law. The

Company and the Company Subsidiaries are in compliance with, and since January 1, 2001, have been in compliance with, all applicable Laws, in each case except where such non-compliance individually or in the aggregate, is not reasonably likely to be material. Except as described on Schedule 2.18, the Company and the Company Subsidiaries hold all of the Permits necessary for the lawful operation of the business of the Company or any Company Subsidiary or the ownership of the Company Assets, other than such Permits the failure of which to hold, individually or in the aggregate, is not material. None of Vitro, the Company or any Company Subsidiary has received any written or, to the Knowledge of Vitro, verbal notice of termination, revocation or modification of any Permit, other than such terminations, revocations or modifications that, individually or in the aggregate, would not be reasonably expected to impair, in any material respect, the conduct of operations by the Company or any Company Subsidiary. Assuming the notices and filings set forth on Schedule 2.5 are made, and the authorizations, exemptions and consents set forth on Schedule 2.5 are received, none of the Permits listed on Schedule
2.18 will be terminated, revoked or limited as a result of the consummation of the transactions contemplated herein, other than such terminations, revocations or limitations that, individually or in the aggregate, would not be reasonably expected to impair, in any material respect, the conduct of operations by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have paid all fees required to be paid for such Permits to enable the Company and the Company Subsidiaries to conduct their business as presently conducted. This Section 2.18 does not apply to environmental matters which are exclusively the subject of Section 2.19 or health and safety matters which are exclusively the subject of Section 2.20.

     2.19 Environmental Matters. This Section 2.19 is intentionally left blank as the Parties acknowledge and agree that Vitro is not making any representation or warranty regarding any environmental matter related to the Company or the Company Subsidiaries.

     2.20 Health and Safety Matters. Except as disclosed on Schedule 2.20 and except for such individual matters that are not material: (a) the Company and the Company Subsidiaries have all Health and Safety Permits required for the operation of the business of the Company, the Company Subsidiaries or the Company Assets and such Health and Safety Permits are valid and in full force and effect; (b) neither the business of the Company or any Company Subsidiary or the Company Assets violate any applicable Health and Safety Law or Health and Safety Permit and no condition or event has occurred which, with notice, lapse of time or both, would constitute any such violation; (c) the Company and Company Subsidiaries have filed all reports required to be filed under Health and Safety Laws with respect to the operation of the business of the Company and the Company Subsidiaries; (d) the Company and Company Subsidiaries have generated all required data, documentation and records under any Health and Safety Laws and Health and Safety Permits with respect thereto and have maintained all such data, documentation and records for the periods required under applicable Health and Safety Laws; and (e) neither the Company nor any Company Subsidiary is the subject of any pending litigation or proceedings involving a demand for damages or other potential liabilities with respect to violations of any Health and Safety Laws.

     2.21 Litigation. Except as set forth in Schedule 2.21, or that would not be reasonably likely to be material (individually or in the aggregate), (a) there are no actions, suits, disputes, litigations, arbitrations, proceedings or investigations whatsoever pending or, to the Knowledge of Vitro, threatened in writing by, against or affecting (i) the Company or any Company

Subsidiary, (ii) Vitro's ownership of the Vitro Shares, (iii) the Company's ownership of the Subsidiary Shares, (iv) any officers, directors, employees, or shareholders of the Company or any Company Subsidiary in their capacity as such, or (v) the transactions contemplated by this Agreement, and (b) none of the Company, any Company Subsidiary or Vitro is in default of any order, judgment, decree, stipulation or consent of or with any Governmental Authority that affects or may pertain to any of the matters referred to in clause (a) above. This Section 2.21 does not relate to any matters with respect to Taxes, which are the subject of Section 2.22, Environmental Matters, which are the subject of Section 2.19, Health and Safety Matters, which are the subject of
Section 2.20, or Intellectual Property, which is the subject of Section 2.30.

     2.22  Taxes. Except as disclosed on Schedule 2.22:

     (a) The Company and each Company Subsidiary have filed on a timely basis all material Tax Returns as required by any applicable Law, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and owing under such Tax Returns (whether reported or not) have been paid. The Company and the Company Subsidiaries have permitted Purchasers or their representatives access to true and complete copies of all (i) material Tax Returns (together with any revenue agent reports or other government reports) and (ii) material Tax Receipts for: (A) those years for which Tax Returns are due to have been filed and for which the applicable statute of limitations has not expired and (B) any other tax year, if Vitro is in possession of such Tax Receipts and (iii) all other documents required under Law for those years for which the applicable statue of limitations has not expired. All estimated tax payments have been made for the current year Tax Returns and all material Tax Returns have been properly extended and filed.

     (b) The amounts provided as a liability on the Financial Statements for all Taxes are reasonably adequate to cover all unpaid liabilities for all material (individually or in the aggregate) Taxes, whether or not disputed, and, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to the period prior thereto, within which the applicable Tax authority still has the right to assert a claim, and for which the Company or any Company Subsidiary may be liable in its own right or as a transferee of the assets of, or successor to, any Person.

     (c) No audits or other administrative proceedings or court proceedings exist or, to the Knowledge of Vitro, are threatened with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice that an audit or other administrative proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Company Subsidiary or any material Tax Return filed by or with respect to the Company or any Company Subsidiary.

     (d) All Tax deficiencies which have been claimed, proposed or asserted in writing by a Tax authority against the Company or any Company Subsidiary have been fully paid or finally settled.

     (e) All Taxes (other than de-minimis Taxes) that the Company or any Company Subsidiary is required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority, and to the extent not paid over to the proper Governmental Authority, are held in a separate bank account for such purpose.

     (f) Neither the Company nor any Company Subsidiary has ever owned any United States real property interests (within the meaning of Section 897 of the Code and regulations promulgated thereunder) or any other United States Property (within the meaning of Section 956 of the Code and the regulations promulgated thereunder).

     (g) All material Tax assets of the Company and the Company Subsidiaries, including net operating losses, tax credits, payments and prepayments, are accurately stated on the Financial Statements in accordance with GAAP, books and records and Tax Returns of the Company and the Company Subsidiaries.

     (h) For purposes of this Section 2.22, "Company Subsidiary" and "Company Subsidiaries" shall mean the entities listed on Schedule 2.4 and all other entities with which the Company or any Company Subsidiary listed on Schedule
2.4 has ever been Affiliated, in each case limited to the period of such Affiliation.

     2.23 Debt. Schedule 2.23 lists all outstanding amounts of borrowed money owed or guaranteed by the Company or any Company Subsidiary as of the date of the Interim Financial Statements, including any factored accounts receivable for which the Company or any Company Subsidiary has any obligation (all of the foregoing being collectively, the "Debt"). Except as set forth on Schedule 2.23, with respect to each component of the Debt, (a) there is no event of default in effect or condition that, with notice, lapse of time or both, would constitute such an event of default, and (b) Vitro has made available to Purchasers (i) complete and correct copies of all documents evidencing the Debt and (ii) with respect to any undocumented Debt, an accurate and complete written explanation of such Debt.

     2.24 Affiliate Transactions. Except as set forth on Schedule 2.24(a) or as disclosed pursuant to Section 2.16(b), neither Vitro nor any of its Affiliates are a material supplier, customer, lessor or lessee of, licensor or licensee of, provider of services to, or competitor of the Company or any Company Subsidiary.

     2.25  Product Warranties; Product Liability; Product Recalls.

     (a) In each of the two (2) fiscal years immediately preceding the date of this Agreement, warranty claims for product defects against the Company and the Company Subsidiaries relating to products manufactured and sold by the Company and the Company Subsidiaries have not exceeded 2.5% of the consolidated sales of the Company and the Company Subsidiaries for the fiscal year in question.

     (b) Since January 1, 2001 there have been no claims for damages or personal injury exceeding $5,000 individually with respect to any product manufactured or sold by the Company or any Company Subsidiary, excluding any claims filed in the United States. Except as set forth on Schedule 2.25, there are no actions, suits, inquiries, proceedings or investigations pending before any Governmental Authority or, to the Knowledge of Vitro, threatened involving any product sold by the Company or any Company Subsidiary.

     (c) Except as disclosed on Schedule 2.25, to the Knowledge of Vitro there exists no production problems or other matters with respect to the products manufactured or sold by the Company and the Company Subsidiaries that could reasonably be expected to lead to a recall (whether voluntary or involuntary) or recurring claims (either in quantity or type of claim) that would be outside the ordinary course of business of the Company and the Company Subsidiaries and material. Except as disclosed on Schedule 2.25 and excluding ordinary or usual customer claims made solely for credit, refund, or replacement of any products sold by the Company and the Company Subsidiaries, to the Knowledge of Vitro there exist no problems, defects or other matters with respect to the manufacture, or labeling of products sold by the Company and the Company Subsidiaries that could reasonably be expected to lead to a product recall (whether voluntary or involuntary, and whether or not mandated by any Governmental Authority) or recurring claims (either in quantity or type of claim) or Losses that would be outside the ordinary course of business of the Company and the Company Subsidiaries and material.

No recovery shall be permitted under this Section 2.25(c) to the extent that the Loss in question resulted from a defect in the product design or specification supplied by Whirlpool or its Affiliates.

     2.26 Customers. Except as set forth on Schedule 2.8 or Schedule 2.26, no Major Customer of the Company or any Company Subsidiary has, during the twelve
(12) months immediately preceding the date of this Agreement, discontinued or materially reduced its purchases from the Company or any Company Subsidiary. For purposes of the foregoing, a "Major Customer" is a customer or, to the Knowledge of Vitro, a group of related customers (other than Whirlpool, its Affiliates and the Purchasers) purchasing products or services from the Company or any Company Subsidiary in an amount equal to at least five percent (5%) of the total sales of the Company and the Company Subsidiaries during the 12 month period ended December 31, 2001. During the twelve (12) months immediately preceding the date of this Agreement, none of Vitro, the Company or any Company Subsidiary has received any written notice that, and Vitro has no Knowledge that, any Major Customer intends to discontinue purchasing products or services or reduce any such purchases from the Company or any Company Subsidiary. The representation and warranty contained in this Section
2.26 shall not apply with respect to transactions with Whirlpool, its Affiliates or Purchasers.

     2.27 No Other Agreement. Except as set forth on Schedule 2.27, none of Vitro, the Company or any Company Subsidiary has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Vitro Shares, any Subsidiary Shares or all or substantially all of the Company Assets.

     2.28 Records. Except as set forth on Schedule 2.28, the copies of the articles of incorporation and By-laws of the Company and articles of incorporation and by-laws of each Company Subsidiary that were made available to Purchasers or their representatives are true, accurate and complete and reflect all amendments made through the date of this Agreement. No action that would require stockholder or director approval has been taken without consultation with Whirlpool. Except as set forth on Schedule 2.28, the stock ledgers of the Company and the Company Subsidiaries, as previously made available to the Purchasers, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company and the Company Subsidiaries.

     2.29 Inventories. Schedule 2.29 contains a true and accurate aging schedule of all inventories (other than raw materials) of the Company and each Company Subsidiary with a complete listing of all items that have remained in inventory for over six (6) months. Other than as set forth on Schedule 2.29, none of the inventories, in the aggregate, is subject to material write down or write off or are held on assignment or consignment. All such inventories are fairly reflected in the inventory accounts on the Reference Balance Sheet, including all appropriate reserves. Other than as set forth in Schedule 2.29, neither the Company nor any Company Subsidiary is under any obligation with respect to the return of any material inventories.

     2.30 Intellectual Property. Schedule 2.30(a) sets forth a complete and correct list of the patents, copyrights, trademarks, service marks, copyright reserves and internet domain names included in the Intellectual Property and all licenses or similar agreements or arrangements with respect to the Intellectual Property to which the Company or any Company Subsidiary is a party, specifically including the trademarks "Supermatic", "Crolls" and "Acros", and all related service marks and logos owned by the Company and the Company Subsidiaries. Except as set forth in Schedule 2.30(b), (i) the Company, Company Subsidiaries or Vitro and its Subsidiaries (other than the Company and Company Subsidiaries) owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property used in the operations of the Company and the Subsidiaries as presently conducted or as conducted at any time since January 1, 2001; (ii) to the Knowledge of Vitro, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property is currently outstanding or is threatened; (iii) none of Vitro, the Company or any Company Subsidiary has received any written notices of, and to the Knowledge of Vitro there are no facts which indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property set forth on
Schedule 2.30(a), including any demand or request that Vitro or the Company or any Company Subsidiary license rights from, or make royalty payments to, any Person; and (iv) neither the Company nor any Company Subsidiary is currently infringing, misappropriating or otherwise conflicting with any proprietary rights of any third parties. All Intellectual Property owned by Vitro or its Subsidiaries is subject to Section 7.19 below.

     2.31 Computer Systems. Other than as listed on Schedule 2.31, all software licenses legally required by vendors (other than Whirlpool) for the operation of any Computer Equipment and business applications that are material to the Company or any Company Subsidiary, are in place and paid in accordance with its terms.

     2.32 Private Offering. None of Vitro, the Company, the Company Subsidiaries or their Affiliates or representatives has issued, sold or offered any security of the Company or Company Subsidiaries to any person under circumstances that would cause the sale of the Vitro Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. Assuming the representations of Purchaser contained in
Section 3.5 are true and correct, the sale and delivery of the Vitro Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act or any registration requirement under the Laws of the United Mexican States (including the Mexican Ley de Mercado de Valores).

     2.33 No Additional Representations. PURCHASERS ACKNOWLEDGE THAT (i) NONE OF VITRO, THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OTHER

PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO PURCHASERS AND THEIR REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND (ii) PURCHASERS HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM VITRO, OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. THE FOREGOING SHALL NOT OPERATE TO LIMIT OR WAIVE ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR INDEMNITIES OF VITRO SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE COMPANY ASSETS ARE WITHOUT ANY OTHER WARRANTIES OF ANY NATURE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. FURTHER, THE PARTIES AGREE THAT THE REPRESENTATIONS, WARRANTIES AND REMEDIES GRANTED BY VITRO TO THE PURCHASERS SHALL BE LIMITED TO THOSE SET FORTH IN THIS AGREEMENT AND SHALL NOT INCLUDE ANY OTHER REMEDY CONTEMPLATED AT LAW.

     2.34 Purchasers' Acts. Vitro shall not be deemed to have breached any representation or warranty set forth in this Article 2, if such breach results from the acts or omissions of a Purchaser.

Each of the foregoing representations and warranties shall be deemed automatically remade by Vitro on and dated as of, the Closing Date for all purposes of this Agreement, including entitling Purchasers to make a claim under Article 8 for any breach or misrepresentation of, or inaccuracy in, such representations or warranties as remade on the Closing Date, regardless of (and without giving effect to) the certificate delivered pursuant to Section
4.2 and provided, however, that no affirmative acts required to be performed by Vitro under this agreement, including any covenants under Article 7, shall be deemed in a breach of any representations or warranties.

                                  ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Purchasers represent and warrant to Vitro as follows:

     3.1 Due Incorporation. Each Purchaser is a corporation duly organized and validly existing under the laws of the state of its incorporation, with all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as presently conducted.

     3.2 Due Authorization. Each Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated herein, and this Agreement has been duly and validly executed and delivered by Purchasers and constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms.
The execution, delivery and performance by each Purchaser of this Agreement has been duly and validly approved by all necessary corporate action. The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements (a) do not violate or conflict with any provision of the articles of incorporation, articles of organization, by-laws, regulations or other governing documents of any Purchaser, and (b) do not violate or constitute a default under any Law or any Contract binding on any Purchaser that, individually or in the aggregate, is materially adverse to the ability of any Purchaser to consummate the transactions contemplated hereby.

     3.3 Availability of Funds. Each Purchaser has or will have upon Closing, cash available sufficient to enable it to consummate the transactions contemplated hereby.

     3.4 Securities Act. The Vitro Shares purchased by Purchasers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchasers shall not offer to sell or otherwise dispose of the Vitro Shares in violation of any of the registration requirements of the Securities Act.

     3.5 Investment Experience, Access to Information. Purchasers (i) are investors experienced in the ownership of businesses similar to the Company and Company Subsidiaries, (ii) have Knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and (iii) have the ability to bear the economic risks of the transactions contemplated by this Agreement. The foregoing shall not operate to limit or waive any of the representations, warranties, covenants or indemnities of Vitro set forth in this Agreement.

     3.6 Litigation. As of the date of this Agreement, there are no actions, disputes, litigations, arbitrations, proceedings or investigations pending or, to the knowledge of each Purchaser, threatened against or affecting any Purchaser that, individually or in the aggregate, is materially adverse to the ability of the Purchasers to consummate the transactions contemplated hereby.

     3.7 Brokers; Fees and Expenses. Except for the fees to be paid by Whirlpool to Goldman Sachs, no broker, investment banker, financial advisor or other Person is entitled to any broker's, financial advisor's or other similar fee or commission from Whirlpool or any of its Subsidiaries in connection with the transactions contemplated hereby.

     3.8 Consents. Except as set forth on Schedule 3.8, no written notice to, filing with, authorization of, exemption by, or consent of any Governmental Authority is required in order to consummate the transactions contemplated hereby, other than such written notices, filings, authorizations, exemptions or consents that the failure to make or obtain, individually or in the aggregate, is not materially adverse to the ability of the Purchasers to consummate the transactions contemplated hereby.

     3.9 Knowledge. Purchasers and Whirlpool have no Knowledge that Vitro is in violation of the representations and warranties made in Sections 2.6, 2.16, 2.22, 2.23 and 2.25, provided that this Section 3.9 shall not apply to the representation and warranty at Section 2.16 as it applies to the matters set forth in subsection (e) thereof.

Each of the foregoing representations and warranties (other than the representation and warranties in Section 3.9) shall be deemed automatically remade by Purchasers on, and dated as of, the Closing Date for all purposes of this Agreement, including entitling Vitro to make a claim under Article 8 for any breach or misrepresentation of, or inaccuracy in, such representations or warranties as remade on the Closing Date.

                                  ARTICLE 4.
                 CONDITIONS PRECEDENT FOR PURCHASERS TO CLOSE

     The obligations of Purchasers under Article 1 of this Agreement are subject to satisfaction of the following Conditions Precedent on or before the Closing Date, unless otherwise waived by the Purchasers.

     4.1 Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, made or occurred, as the case may be, including clearance from the Federal Competition Commission (Comision Federal de Competencia) and the National Commission of Foreign Investment (Comision Nacional de Inversiones Extranjeras), both of the United Mexican States.

     4.2 Compliance. Vitro shall have performed all of its obligations and agreements to be performed or complied with by it on or prior to the Closing Date. The representations and warranties of Vitro, individually and in the aggregate, shall be true and correct in all respects on the date hereof. The representations and warranties in Article 2 (other than those made in Sections 2.2, 2.3 and 2.4) shall be true and correct in all respects on the Closing Date, provided that where a representation or warranty is not already qualified as to materiality, it need only be accurate, true and correct in all material respects as of the Closing Date. The representations and warranties of Vitro at Sections 2.2, 2.3 and 2.4 shall be true and correct in all respects on the Closing Date. Vitro shall have delivered to Purchasers a certificate signed by an authorized officer and dated as of the Closing Date, signed by Vitro certifying satisfaction of the Condition Precedent set forth in this Section 4.2 and Section 4.5 and Section 4.6 and Section 4.7 below.

     4.3 Deliveries. All of the other agreements, certificates and instruments to be delivered to Purchasers at the Closing pursuant to Section 6.2 shall have been delivered to Purchasers.

     4.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other party shall have been instituted or threatened which enjoins, restrains or prohibits, or might reasonably result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and no court order shall have been entered in any action or proceeding which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     4.5 No Adverse Change. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

     4.6 Release. All Encumbrances on the Vito Shares issued on Schedule 2.3 shall have been released and waived in full.

     4.7 Waiver. Purchaser shall have received documentation (a) from each lender to the Company or Company Subsidiaries listed on Schedule 2.2, 2.5 or
2.23 confirming that, as of the Closing Date, the defaults listed on Schedules 2.2, 2.5 or 2.23 have been waived (b) from each lender listed on Schedule 2.23, to the extent such loans are in default, confirming that any default resulting (directly or indirectly, through operation of cross defaults or otherwise) from the pledge of Vitro Shares disclosed on Schedule 2.3 have been waived and (c) to the extent required by the loan agreement with such lender, that such lender consents to the transactions contemplated by this Agreement. Such documentation shall be in form acceptable to Purchasers.

                                  ARTICLE 5.
             CONDITIONS PRECEDENT FOR VITRO'S OBLIGATION TO close

     The obligations of Vitro under Article 1 of this Agreement are subject to the satisfaction of the following Conditions Precedent on or before the Closing Date, unless otherwise waived by Vitro.

     5.1 Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, made, or occurred, as the case may be, including the clearance from the Federal Competition Commission (Comision Federal de Competencia) and the approval of the National Commission of Foreign Investment (Comision Nacional de Inversiones Extranjeras), both of the United Mexican States.

     5.2 Compliance. Purchasers shall have performed all of their obligations and agreements to be performed and complied with by them on or prior to the Closing Date. The representations and warranties of Purchasers shall be true and correct in all respects on the date hereof. The representations and warranties of Purchasers shall be true and complete in all respects on the Closing Date, provided, that, where a particular representation or warranty is not already qualified as to materiality, it need only be accurate, true and correct in all material respects as of the Closing Date. Purchasers shall have delivered to Vitro a certificate signed by an authorized officer and dated as of the Closing Date certifying satisfaction of the Conditions Precedent set forth in this Section 5.2.

     5.3 Deliveries. All of the other agreements, certificates and instruments to be delivered to Vitro pursuant to Section 6.3 shall have been delivered.

     5.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other party shall have been instituted or threatened which enjoins, restrains or prohibits, or might reasonably result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and no court order shall have been entered in any action or proceeding that enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

                                  ARTICLE 6.
                                    CLOSING

     6.1 Closing. The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw, 190 South LaSalle, Chicago, Illinois, 60603-3441 at 9:00 A.M., Chicago time, on the third business day after the date on which all Conditions Precedent set forth in Sections 4.1 and 5.1 have been satisfied or waived by the applicable parties, or on such other date to which Vitro and Purchasers agree in writing. The date on which the Closing occurs shall be referred to as the "Closing Date." None of the Parties hereto may rely on the failure of any Condition Precedent set forth in Articles 4 and 5 to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

     6.2  Deliveries by Vitro. At the Closing, Vitro will deliver:

          (i) certificates evidencing all of the Vitro Shares, which certificates shall be duly endorsed "in property" to (i) Whirlpool or [Whirlpool Holdings], and (ii) any party designated by Purchasers pursuant to Section 1.1, as requested by Purchasers;

          (ii) the certificate referred to in Section 4.2;

          (iii) confirmation that the Company is in possession of copies of the public instruments ("escrituras publicas") duly recorded with the Public Registry of Commerce, containing the articles of incorporation and By-laws of the Company and each Company Subsidiary, and any amendments thereof, certified by a Mexican notary public;

          (iv) certificates of registration of the Company and each Company Subsidiary, issued by the Public Registry of Commerce;

          (v) certificates on non-Encumbrances of the Company and each Company Subsidiary, issued by the Public Registry of Commerce within seven days prior to Closing;

          (vi) the stock record book, minute book and any other corporate record or book of the Company and each Company Subsidiary;

          (vii) resignations effective as of the Closing Date of all directors, alternate directors, secretaries and other officers of the Company or any Company Subsidiary as designated by Purchasers at least five days prior to the Closing Date;

          (viii) the executed Ancillary Agreements, including, in the case of the Escrow Agreement, the execution by the Escrow Agent;

          (ix) documentation reasonably acceptable to Purchasers pursuant to which Vitro (on behalf of itself and its Affiliates) releases the Company and the Company Subsidiaries from any claim or liability;

          (x) documentation reasonably acceptable to Purchasers terminating the Shareholders Agreement and releasing Purchasers from any claim (past, present or future) arising under the Shareholders Agreement or the By-laws; provided, however, that such release shall not be deemed to waive, limit or release any covenant or obligation of Purchasers under this Agreement;

          (xi) a certificate issued by the Secretary of the Company evidencing that the transfer of the Vitro Shares from Vitro to Purchasers has been duly registered in the stock record book of the Company;

          (xii) certificates of insurance evidencing the insurance coverage required by Section 7.14 and the insurance coverage reflected on Schedule 2.13;

          (xiii) documentation reasonably acceptable to Purchasers terminating any such other agreements between Vitro and the Company or a Company Subsidiary as Whirlpool and Vitro might in good faith mutually agree should be terminated at Closing;

          (xiv) documentation and deliveries required by Purchasers, in its discretion, as evidence of the releases described in Section
               4.6 herein; and

          (xv) the documentation referred to in Section 4.7.

     6.3 Deliveries by Purchasers. At the Closing, Purchasers will deliver toVitro:

          (i)  the payment of the Purchase Price, as required by Section 1.2;

          (ii) the payment of the Escrow Amount to the Escrow Agent, as required by Section 1.2;

          (iii) documentation reasonably acceptable to Vitro terminating the Shareholders Agreement and releasing Vitro and its Affiliates from any claim (past, present or future) arising under the Shareholders Agreement or the By-laws; provided, however, that such release shall not be deemed to waive, limit or release any covenant or obligation of Vitro under this Agreement, including the covenant at Section 7.7 below;

          (iv) the certificate referred to in Section 5.2; and

          (v)  the executed Ancillary Agreements.

In respect of the Closing deliveries at Section 6.2(x) and Section 6.3(iii), the parties acknowledge and agree that no termination of the Shareholders Agreement, or release therefrom (or from the By-Laws) shall occur unless the appropriate documentation is executed and delivered at Closing. Until such delivery occurs, each of Vitro and Whirlpool retain all of their respective rights and remedies under the Shareholders Agreement, By-Laws and Charter documents of the Company. Nothing in this Agreement shall be deemed to impair, limit or waive any such rights.

                                  ARTICLE 7.
                                   COVENANTS

     7.1 Reasonable Best Efforts. On the terms and subject to the Conditions Precedent of this Agreement, each Party shall, acting in good faith, use its reasonable best efforts to cause the Closing to occur as promptly as practicable. Without limiting the generality of the foregoing, Purchasers and Vitro shall each cooperate and use reasonable best efforts to make, or cause to be made, all declarations and filings and to obtain, or cause to be obtained, all authorizations, consents, orders or approvals, in each case necessary or advisable under applicable Law in connection with the transactions contemplated by this Agreement, including cooperation in the preparation and submittal of the filings required under applicable antitrust or competition or foreign investment Laws of the United Mexican States, including the filing before the Federal Competition Commission (Comision Federal de Competencia) and the filing before the National Commission of Foreign Investment (Comision Nacional de Inversiones Extranjeras), both of the United Mexican States or other foreign filings and any amendments to any thereof (it being agreed by the Parties that based on informal advice received from the United States Federal Trade Commission, no filing under the Hart-Scott-Rodino Antitrust Improvements Act or 1976 is required in connection with the transactions contemplated by this Agreement). In addition, if at any time prior to the Closing Date any event or circumstance relating to any Party (or the Company or any of the Company Subsidiaries) occurs that should be set forth in any declaration or filing with a Governmental Authority, or any other authorization, consent, order or approval is required in connection with the transactions contemplated hereby, the discovering Party will promptly inform the other Party of such event or circumstance. Purchasers and Vitro will work together in good faith to finalize the Escrow Agreement with the Escrow Agent.

     7.2 Exclusivity. Purchasers and Vitro agree that until the termination of this Agreement, none of the Parties nor any of their respective shareholders, directors, officers, employees, agents or affiliates will solicit, initiate, encourage, respond favorably to, negotiate with respect to inquiries, proposals, bids or other communications from any Person regarding, any matter related to a transaction similar to the transactions herein contemplated or a joint venture similar to the joint venture between Vitro and Whirlpool establishing the Company, or permit the Company or any Company Subsidiary to do any of the foregoing.

     7.3 Non-Solicitation. (a) For a period of two (2) years from the Closing Date unless otherwise consented by Whirlpool in writing (which consent shall not be unreasonably withheld), Vitro and its Affiliates shall not hire or solicit for employment or encourage any employee of the Company or any Company Subsidiary to leave the employment of the Company or any Company Subsidiary, provided, that, set forth on Schedule 7.3(b) is a list of employees of the Company and the Company Subsidiaries that are returning to Vitro as of the Closing Date and Vitro shall be permitted to hire such employees and, provided, further, that this Section 7.3(a) shall not prohibit any public advertisement or general solicitation or any hiring pursuant thereto of an employee who responds to such public advertisement or general solicitation for employment. Should Vitro or its Affiliates breach its obligations under this
Section 7.3(a), Vitro shall pay to Purchasers, as a contractual penalty and as Purchaser's sole and exclusive remedy, the amount of US$50,000 per breach.

     (b) For a period of two (2) years from the Closing Date, Purchasers, the Company, the Company Subsidiaries and their Affiliates shall not hire or solicit for employment or encourage any employee of Vitro or any of its Affiliates (not including the Company or any Company Subsidiary) to leave the employment of Vitro or any such Affiliate; provided, however, that this
Section 7.3(b) shall not prohibit any public advertisement or general solicitation or any hiring pursuant thereto of an employee who responds to such public advertisement or general solicitation for employment.

     (c) During the period from the date of this Agreement through the Closing Date, neither the Purchasers nor Vitro nor any of their Affiliates shall hire or solicit for employment or other engagement any employee of the Company or the Company Subsidiaries (other than individuals terminated by the Company or any Company Subsidiary or Vitro), or encourage any of their employees, contractors, subcontractors, independent consultants or sales representatives to leave the employment of, or terminate its relationship with, the Company or Company Subsidiary.

     7.4 Agreement Not to Compete. (a) Vitro understands that Purchasers shall be entitled to protect and preserve the going concern value of the business of the Company and the Company Subsidiaries to the extent permitted by Law and that Purchasers would not have entered into this Agreement absent the provisions of this Section 7.4. Therefore, Vitro shall not, and shall cause each of its Subsidiaries not to, for a period of five (5) years from the Closing Date engage, directly or indirectly as a shareholder, owner, partner, member, joint venturer or investor (other than a portfolio investment of less than 5% of any entity so engaged), or as a lender, independent contractor, consultant, advisor, sales representative or otherwise, in the Restricted Business in the Restricted Territory, in each case except for sales to parties engaged in a Restricted Business of products on arms length terms in the ordinary course.

     (b) Notwithstanding anything to the contrary contained in Section 7.4(a), in the event that during the five (5) year non-competition period Vitro consummates a business combination transaction with an unaffiliated Person that is engaged in the Restricted Business in the Restricted Territory prior to such time, which transaction results in the holders of voting securities of Vitro outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Vitro, the surviving entity in the transaction or any parent corporation of Vitro resulting from the transaction (the surviving entity or such parent entity being an "Acquirer"), nothing contained in Section 7.4(a) shall prevent the Acquirer or any of its Affiliates (other than Vitro and its Subsidiaries, as existing prior to the closing of the change in control transaction) from competing in the Restricted Business in the Restricted Territory. The Parties hereto acknowledge and agree that nothing contained in this Agreement shall be deemed to require Vitro to give notice to or obtain the consent of Purchasers in order to engage in any business combination change of control transaction of the type described in this Section 7.4(b) or otherwise. Vitro acknowledges and agrees that nothing in this Section 7.4(b) shall release or limit the obligations of it or its Affiliates under Section 7.4(a).

     (c) Should Vitro or its Affiliates breach its obligations under Section 7.4, Vitro shall pay to Purchasers, as a contractual penalty and Purchaser's sole and exclusive monetary remedy, the amount of 20% of the gross sales resulting from the conduct of the Restricted Business by Vitro or its Affiliates.

     (d)  Purchasers agree that, prior to taking any action to enforce this
Section 7.4, it will contact Vitro and discuss with Vitro, in good faith, any allegation that Vitro or its Affiliates have breached this Section 7.4. In no circumstance shall Purchasers inform customers of Vitro or its Affiliates of the alleged breach by Vitro or its Affiliates of this Section 7.4. In the event that Vitro is the prevailing party in any action to enforce this Section 7.4, Purchasers shall promptly reimburse reasonable third party legal expenses and reasonable arbitration costs incurred by Vitro or its Affiliates in defending any such enforcement action.

     7.5 Confidentiality. (a) Vitro acknowledges that, by reason of its ownership of the Vitro Shares, and by reason of Vitro's provision of administrative assistance and support to the Company and the Company Subsidiaries, Vitro may have acquired Confidential Whirlpool Information, the use or disclosure of which, after the Closing Date, could cause the Purchasers, the Company, and the Company Subsidiaries and their respective Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Vitro covenants and agrees with the Purchasers that, after the Closing Date, Vitro shall not directly or indirectly use, disclose or publish, or permit its Affiliates to use, disclose or publish, any Confidential Whirlpool Information, unless (i) such information is or becomes known (A) to the general public other than through a breach by Vitro of this Agreement or (B) to Vitro other than through a breach by another person of a duty or obligation of confidentiality to Whirlpool or its Subsidiaries or (ii) disclosure is required by applicable Law or order of a Governmental Authority.

     (b) Purchasers acknowledge that, by reason of their purchase of the Company and the Company Subsidiaries, Whirlpool may acquire Confidential Vitro Information, the use or disclosure of which, after the Closing Date, could cause Vitro and its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, Purchasers covenant and agree with Vitro that, after the Closing Date, the Purchasers shall not directly or indirectly use, disclose or publish, or permit their respective Affiliates to use (except as permitted by the license at Section 7.19 below), disclose or publish, any Confidential Vitro Information, unless (i) such information is or becomes known (A) to the general public other than through a breach by the Purchasers of this Agreement or (B) to the Purchasers other than through a breach by another Peron of a duty or obligation of confidentiality to Vitro or its Subsidiaries or (ii) disclosure is required by applicable Law or order of a Governmental Authority.

     7.6 Services. Vitro acknowledges that it currently provides administrative services to Crolls Mexicana, S.A. de C.V., Industrias
Acros Whirlpool, S.A. de C.V. (previously Supermatic, S.A. de C.V. and Fabricantes de Aparatos Domesticos, S.A. de C.V.) and Commercial Acros Whirlpool, S.A. de C.V. (previously Vitromatic Commercial, S.A. de C.V.) pursuant to the Administrative Services Agreement and that under the terms of the Administrative Service Agreement, such agreement shall be automatically terminated as of the Closing. Following the Closing, Vitro shall make available to Company and the Company Subsidiaries, pursuant to the mutually acceptable terms and conditions of the "Transition Services Agreement", to be executed by the parties: (i) the use of any assets owned by Vitro, its

Affiliates or any other Person that are used in the Company's and Company Subsidiaries' business and (ii) those administrative services previously provided by Vitro and requested by Whirlpool.

     7.7 Ordinary Course. Except as otherwise specifically contemplated by this Agreement, Vitro shall cause the Company and each Company Subsidiary to operate only in the usual, regular and ordinary course consistent with past practice and use its reasonable best efforts to preserve its relationships with respective employees and customers. Except as contemplated by this Agreement, Vitro shall comply with its obligations under, and shall cause the Company and the Company Subsidiaries to comply with their respective obligations under, the Shareholders Agreement and the By-Laws, and the parties agree that no liability shall arise under the Shareholders Agreement or By-Laws by performance of the affirmative acts required to be performed hereunder . Vitro shall not effect any changes to the By-Laws.

     7.8 Securities Act. None of the Purchasers, the Company or any Company Subsidiary shall offer to sell or otherwise dispose of the Vitro Shares so acquired by it in violation of any of the registration requirements of the Securities Act or the Mexican Ley de Mercado de Valores.

     7.9  [Intentionally Omitted]

     7.10  Names; Trade or Service Marks. (a) Whirlpool shall, within thirty
(30) days after the Closing, cause the name of the Company to be changed to a name selected by Whirlpool but not including or similar to the name or words "Vitromatic", "Vitro" or any variants thereof, excluding "Supermatic" and any variants thereof.

     (b) Following the Closing, neither Purchasers nor any of their Affiliates (including the Company and the Company Subsidiaries) shall use or permit their respective distributors to use any names including or similar to "Vitromatic", "Vitro", the V block logo, or any variants thereof (the "Excluded Marks"), excluding "Supermatic" and any variants thereof. The previous sentence notwithstanding, for a period of up to one hundred twenty (120) days from the Closing Date and for only immaterial use thereafter, the Company and Company Subsidiaries shall be entitled to use all inventories of packaging, labels, and sales literature existing as of the Closing Date bearing or reflecting the Excluded Marks, provided that:

          (i)  such use is strictly the same as existed prior to the Closing
               Date;

          (ii) the services and goods rendered and all goods produced, distributed or sold under the Excluded Marks are of at least equal quality standards as were maintained by the Company and Company Subsidiaries prior to the Closing Date;

          (iii) Vitro, through a mutually agreed upon accounting firm or professional inspectors of goods, shall have the right to inspect the Company and Company Subsidiaries' operations and evaluate products to ensure compliance with this Section 7.10(b); and

          (iv) Purchasers, the Company, and the Company Subsidiaries shall discontinue the use of such packaging, labels, and sales literature as soon as practicable after the Closing Date.

     (c) Purchasers acknowledge that the Excluded Marks are the property of Vitro and agree on behalf of themselves and their Affiliates (including the Company and Company Subsidiaries) that they will (i) not intentionally take any action inconsistent with such ownership, (ii) not attack the Excluded Marks in any way nor use, register or seek to register any trademark or trade name which is the same as or confusingly similar to an Excluded Mark, (iii) identify and use the Excluded Marks in accordance with any applicable international, national, state and local Laws or standards as may be appropriate to protect the validity and strength of the Excluded Marks or as may be reasonably requested by Vitro.

     7.11 Enron Power Supply Agreement. After the Closing, Purchasers shall use reasonable efforts to cause Vitro to be removed from the Parent Guaranty, dated as of December 15, 1999, made by Vitro in favor of Enrol Energia Industrial de Mexico S. de R.L. de C.V. (the "Enron Power Supply Agreement"), to the extent that such guaranty pertains to the performance of the Company or the Company Subsidiaries. Such reasonable efforts shall include the execution of a replacement guaranty by Purchasers. Purchasers shall not be required to pay any consideration or incur any third party costs to effect the removal of Vitro from the Enron Power Supply Agreement.

     7.12 Tax Matters. (a) Pre-Closing Tax Period Tax Returns. (i) Vitro shall cause the Company and the Company Subsidiaries to prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company and the Company Subsidiaries due on or before the Closing Date, and shall prepare such Tax Returns on a basis consistent with past practices for preparing such Tax Returns and pay Taxes shown as due thereon; provided, however, if any Tax Return is filed for a period after December 31, 2001, Vitro shall cause the Company to deliver the relevant Tax Return to Whirlpool and Whirlpool shall have the right to examine and comment on such Tax Return prior to the filing thereof.

     (ii) With respect to Tax Returns of the Company and the Company Subsidiaries which are filed after the Closing Date for tax periods prior to January 1, 2002, Whirlpool shall cause the Company and the Company Subsidiaries to prepare and timely file such Tax Returns in accordance with past practices for preparing such Tax Returns and cause the Company and Company Subsidiaries to pay Taxes due thereon (without affecting the right to indemnify at Section 8.2(a)(iii) below).

     (b) Cooperation. Vitro, the Company, Company Subsidiaries and Purchasers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of Vitro, it Subsidiaries, the Company or the Company Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     (c) Refunds and Credits. 51% of any refund or credit of Taxes of the Company or any Company Subsidiary to which the company or any Company Subsidiary become entitled before the fifth anniversary of the Closing Date to the extent such refund or credit relates to any portion of a tax period within the Tax Indemnification Period (or that portion of other Taxes for which Vitro has made an indemnification payment under Article 8) other than a refund or credit resulting from a carryback of a loss or credit from a Post-Tax Indemnification Period (as hereinafter defined) shall be for the benefit of Vitro other than:
(i) refunds or credits with respect to the Asset Tax lawsuit and the IMSS Recategorization and (ii) any refund or credits included in the Reference Balance Sheet. 100% of any refund or credit of Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Tax Indemnification Period (a "Post-Tax Indemnification Period"), other than refunds or credits of that portion of Taxes for which Vitro has made an indemnification payment under Article 8, shall be for the account of Whirlpool.

     (d) Amended Returns. Whirlpool shall first obtain the written consent of Vitro (which shall not be unreasonably withheld or delayed) if the Company or any Company Subsidiary is to file an amended Tax Return for any portion of the Tax Indemnity Period which Tax Return (i) is not consistent with the past practices of the Company or Company Subsidiary, (ii) asserts a tax position which benefits only Whirlpool or its Affiliates (other than the Company or a Company Subsidiary), and (iii) would result in additional liability of Vitro under Section 8.2(a) (i) (as it pertains to Section 2.22) and 8.2(a)(iii). For the avoidance of doubt, no consent shall be required with respect to any amended Tax Return required to comply with Law or the requirements of the Company's auditors. In any case, Purchaser shall cause the Company and Company Subsidiaries to reasonably endeavor to consult with Vitro in good faith before filing any amendment to a material Tax Return. The foregoing sentence shall not be deemed or construed to require Vitro's consent to the filing of any amendment.

     7.13 Availability of Records. After the Closing, each Party shall, and shall cause its Subsidiaries to, retain and make available to the other Party during normal business hours as reasonably requested by such other Party, its agents and representatives, or as requested by any taxing authority or any Governmental Authority, all information, records and documents relating to the Company and Company Subsidiaries or their employees for all periods prior to Closing, including all tax returns, tax receipts, audit documents and financial reports, and shall preserve all such information, records and documents, including all tax returns, tax receipts, audit documents and financial reports, until ten (10) years after Closing. Each Party shall, and shall cause its Subsidiaries to, also make available to the other Party, as reasonably requested by such other Party, personnel responsible for preparing or maintaining information, records, and documents, in connection with Tax matters, environmental matters, governmental contracts, litigation or potential litigation, including claims for workers' compensation, product liability, general insurance liability and automobile insurance liability, in each case as such matters relate to the Company or any Company Subsidiary.

     7.14 Insurance Policies. (a) Vitro shall maintain all liability and property related policies of insurance for Losses arising out of pre-Closing occurrences through the one-year anniversary of the Closing Date. Vitro shall maintain all casualty and liability policies of insurance for goods manufactured prior to Closing with Losses occurring after the Closing Date through the third anniversary of the Closing Date. Vitro shall name Purchasers
(i) as an additional insured to both current and subsequent year casualty and liability policies of insurance [(including a waiver of subrogation against Purchasers)] and (ii) as an additional loss payee with respect to all current property, crime and cargo transit insurance policies maintained by Vitro for the Company and Company Subsidiaries for Losses that occur prior to the Closing Date. Insurance provided by Vitro shall be primary and non-contributory to any other insurance maintained by Purchasers.

     (b) For a period of three (3) years after the Closing Date, (i) Vitro shall maintain in effect the current insurance policies of directors' and officers' liability insurance and fiduciary liability insurance as currently provided by Vitro for the Company and the Company Subsidiaries. The policies shall contain terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect as the policies maintained prior to the Closing Date with respect to claims arising from facts or events which occurred prior to the Closing Date.

     (c) Whirlpool shall, or shall cause the Company and the Company Subsidiaries, to reimburse Vitro reasonable incremental out of pocket third party costs, if applicable, to comply with the insurance endorsements as set forth in this Section 7.14(b). Vitro shall inform Whirlpool of such cost prior to incurring such costs. Whirlpool may, at its discretion, instruct Vitro not to obtain any of the covered required hereunder.

     7.15 Access to Information. Vitro shall make available to Purchasers and their representatives all information, documentation and records of the Company and each Company Subsidiary prior to Closing as reasonably requested by Purchasers.

     7.16 Pre-Closing Activities. The Parties shall take the following actions:

     (a) immediately prior to Closing, Vitro shall pay $1,500,000 to the Company in payment of the Account Receivable relating to the Asset Tax Recovery;

     (b) immediately prior to Closing, the parties shall close on the Aeroempessorial Agreement and Vitro shall pay Vitromatic the $800,000 as contemplated therein;

     (c) prior to Closing, Vitro and Whirlpool shall cause the Company and Company Subsidiaries to effect a write-down of the fixed assets of the Company and Company Subsidiaries such that the carrying value of such assets on the Company's books is reduced by $16,000,000.

     7.17 Employees. After the Closing, Vitro shall be responsible for all costs and expenses arising out of or relating to those employees set forth on
Schedule 7.3(b), including any claims arising at any time, for wages, compensation, severance payments, reinstatement, health and welfare benefits, accrued vacation pay, vacation premiums, Christmas bonus, paid weekly days off, paid holidays, overtime, profit distribution, workers' compensation benefits or deferred compensation, or any other labor benefit or obligation in accordance with the Mexican Federal Labor Law, Health and Safety Laws and all other applicable Law.

     7.18 Transfer of Ownership and Risk of Loss. The parties agree that since the ownership of the Vitro Shares will only be transferred to Purchasers upon Closing, until the Closing, Vitro shall be the legal and beneficial owner of the Vitro Shares [and Purchasers shall have no risk with respect to the Vitro Shares or the Company or Company Subsidiaries.]

Therefore, under no circumstances shall it be interpreted, construed or inferred that the ownership of the Vitro Shares and the risk of loss have been transferred to Purchasers, unless otherwise agreed to in writing by the Parties.

     7.19 License. Subject to Section 7.10, Vitro (on its own behalf and on behalf of its Subsidiaries) hereby grants the Company and each Company Subsidiary a perpetual, irrevocable, non-exclusive, worldwide, non-transferable license to use, copy and modify the Vitro Licensed Material in connection with the operation of the Restricted Business by the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary shall have any right to sublicense the Vitro Licensed Material. The parties will in good faith discuss and consider whether, on the first anniversary of the Closing Date, the license granted hereby should terminate with respect to the following items of Vitro Licensed Material: (a) quality program (ast); (b) security program; (c) total losses control program; (d) anti-smuggling program; (e) environmental control program; and (f) TARIK program. At its cost, Vito shall obtain any third party consents necessary for the license granted herein. Additionally, the Company and the Company Subsidiaries shall retain perpetual possession and use of all tangible property of Vitro and its Affiliates that have been used in the business of the Company and the Company Subsidiaries at any time since January 1, 2001. In addition, the parties agree to negotiate in good faith following the Closing regarding the sale of the participation of the Company and Company Subsidiaries in the Cicurvito Trust and the Showroom.

     7.20 ASRAC Foundation. The Company and the Company Subsidiaries and their respective employees participate in the employee savings plan arrangement sponsored for Vitro employees by the ASRAC Foundation. After the Closing, Vitro shall cooperate in good faith with the Company and the Company Subsidiaries to transition from the ASRAC Foundation to a separate employee savings plan for the employees of the Company and the Company Subsidiaries. Such cooperation shall include verification of account balances and completion of all necessary actions in connection with the transfer of funds to the Company equal to the amounts to which the employees of the Company and Company Subsidiaries are entitled. In effecting the transfer, the parties will cooperate in good faith to account for outstanding employee loans, as required by the plan documents and applicable law. Vitro acknowledges and agrees that it may take six months after Closing to complete the transition and that the employees of the Company and the Company Subsidiaries shall continue to participate in the ASRAC Foundation during such period.

     7.21 Certain Marks. If Vitro shall promptly cause the assignment to Vitromatic of any common law, pending or registered trademark for or incorporating CROLLS, SUPERMATIC or ACROS and not listed on Schedule 2.30(a).

                                  ARTICLE 8.
                           SURVIVAL; INDEMNIFICATION

     8.1 Survival. Vitro's obligations to indemnify Purchasers and the Company and Company Subsidiaries under this Article 8 for breaches of the representations and warranties contained in this Agreement shall be in effect during the following time periods: (i) until the fifth anniversary of the Closing Date, in respect of the representations and warranties set forth in Sections 2.15, 2.17, 2.22 and 2.25; (ii) indefinitely, in respect of the representations and warranties at Sections 2.2, 2.3 and 2.4; and (iii) until the first anniversary of the Closing Date, in respect of all other representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto.

     8.2  Indemnification by Vitro.

     (a)  Vitro shall indemnify, defend and hold harmless:

          (i) each Purchaser and Whirlpool and each of their respective Affiliates (including the Company and the Company Subsidiaries), officers, directors, employees, shareholders, agents (including accountants and attorneys), successors and permitted assigns (all of which, for purposes of this Section 8.2, shall be included in the defined term Purchasers) from and against 51% of any Losses incurred by any Purchaser (including the Company and the Company Subsidiaries) arising out of, relating to or constituting any breach or misrepresentation of, or inaccuracy or false statement in, any representation or warranty set forth in this Agreement provided, that, (A) Purchasers shall be entitled to recover 100% of all Losses under Section 2.2, 2.3 or 2.4, (B) if the Loss arises out of or relates to [any misrepresentation with dolo or bad faith or]a criminally fraudulent breach of any representation or warranty, Purchaser shall be entitled to recover 100% of such Loss, (C) no recovery shall be permitted for a breach of any representation or warranty in Article 2 for Losses that are subject to the indemnity at clause (iii) of this Section 8.2(a), and (D) no recovery shall be permitted for a breach of
               Section 2.25 for Losses that are subject to the indemnity at clause (iv) of this Section 8.2(a);

          (ii) Purchaser and Whirlpool from and against any Losses incurred by Purchaser and Whirlpool arising out of or relating to any breach by Vitro of any covenant under this Agreement, provided, that, (A) recovery shall be permitted under this Section 8.2(a)(ii) only for material breaches of Section 7.5, (B) the covenants of the Transition Services Agreement shall not be considered to be covenants of this Agreement and (C) the exclusive remedy for a breach of Sections 7.3 and 7.4 shall be as stated in such sections;

          (iii) the Company and each Company Subsidiary from and against 51% of any Losses incurred by the Company or any Company Subsidiary arising out of or relating to any Taxes that have become due and payable during, or which are attributable to any period included in, the Tax Indemnification Period and that have not been paid prior to the Closing Date or specifically reflected as Tax liabilities on the Reference Balance Sheets (any Taxes attributable to the operations of the Company and the Company Subsidiaries payable as a result of any audit of any Tax Return shall be allocated to the period to which such Taxes are attributable);

          (iv) the Company and each Company Subsidiary from and against 51% of any Losses incurred by the Company or any Company Subsidiary arising out of or relating to any product recalls (whether voluntary or involuntary, and whether or not mandated by any Government Authority) with respect to products manufactured by the Company or any Company Subsidiary: (A) that were sold or shipped by the Company or any Company Subsidiary on or before the Closing Date or (B) that were included in the finished goods inventory of the Company or any Company Subsidiary on the Closing Date to the extent such Losses arise from the manufacture, packaging or labeling of such products; provided, however, the indemnity provided under this Section 8.2(a)(iv) shall not apply to Losses to the extent resulting from (A) any Whirlpool design of the products or specifications by Whirlpool or (B) any matter of which Whirlpool had Knowledge prior to Closing;

          (v) Purchasers, the Company and each Company Subsidiary from and against any Losses incurred by either Purchaser, the Company or any Company Subsidiary to the extent arising out of or relating to any claim asserted against, or any liability or obligation of, Vitro or any of its Affiliates (other than the Company and the Company Subsidiaries); and

          (vi) any broker, investment banker, financial advisor or other similar fee or commission owed to any broker, finder or financial advisor by Vitro, the Company or any Company Subsidiary in connection with the transactions contemplated hereby.

     (b)  Vitro's liability under Section 8.2(a) shall be limited as follows:

          (i) Vitro shall be liable under clause (i) of Section 8.2(a) only after the aggregate amount of all Losses claimed under such clause exceeds $1,500,000 (after taking into account the percentage interest assigned to Vitro in such clause with respect to such Losses), at which point Purchasers, the Company and the Company Subsidiaries shall be entitled to recover the entire amount of all such Losses from the first dollar (including the first $1,500,000), provided, that, the foregoing threshold shall not apply to claims for Losses under Sections 2.2, 2.3 or 2.4;

          (ii) Vitro shall be liable under clause (iv) of Section 8.2(a) with respect to any particular product recall only after the amount of Losses claimed under such clause with respect to such product recall exceeds $250,000 (after taking into account the percentage interest assigned to Vitro in such clause with respect to such Losses) and then only to the extent of such excess per such particular recall;

          (iii) Vitro's aggregate liability under clauses 8.2(a)(i) (other than for breaches of Sections 2.2, 2.3 or 2.4), 8.2(a)(ii) (other than for breaches of Section

               7.4), 8.2(a)(iii) and 8.2(a)(iv) shall be limited to 40% of the Purchase Price;

          (iv) Vitro's aggregate liability under clause 8.2(a)(i) for breaches of Section 2.2, 2.3, or 2.4 shall be limited to the Purchase Price;

          (v) Vitro shall have no liability in any manner for any items listed on Schedule 2.0;

          (vi) Vitro shall have no liability under clauses (i) of Section 8.2(a) for any claim submitted after any expiration of the representation or warranty in question;

          (vii) Vitro shall have no liability under clauses (iii) or (iv) of
               Section 8.2(a) for any claim submitted after the fifth anniversary of the Closing Date; and

          (viii) In addition to the limitations set forth in Section 8.2(b)(iii), Vitro's aggregate liability under clauses 8.2(a)(i), 8.2(a)(ii), 8.2(a)(iii) and 8.2(a)(iv) in all cases shall be limited to the Purchase Price.

     (c) Vitro's obligations under clauses (ii), (v) and (vi) of Section 8.2(a) shall be limited only by the relevant statute of limitations.

     (d) Vitro guarantees title to and possession of (saneamiento para el caso de eviccion) the Vitro Shares, and Subsidiary Shares, pursuant to Articles
2119 and 2120 of the Mexican Federal Civil Code.

     8.3 Indemnification by Purchaser. Purchasers, the Company and the Company Subsidiaries, jointly and severally, shall indemnify, defend and hold harmless:

     (a) Vitro and each of its Affiliates, officers, directors, employees, shareholders, agents (including accountants and attorneys), successors and permitted assigns (all of which, for purpose of this Section 8.3 shall be included in the defined term Vitro for purposes of this Section 8.3) from and against any Losses incurred by Vitro arising out of, relating to or constituting any breach or misrepresentation of, or inaccuracy or false statement in, any representation or warranty set forth in Article 3;

     (b) Vitro from and against any Losses incurred by Vitro arising out of or relating to any breach by Purchasers of any covenant under this Agreement provided, that (i) recovery shall be permitted under this Section 8.3(b) only for material breaches of Section 7.5 and (ii) the covenants of the Transition Services Agreement shall not be considered to be covenants of this Agreement;

     (c) Vitro from and against any Losses incurred by Vitro or its Affiliates arising out of or relating to those guarantees and obligations to assure performance given or made by Vitro with respect to any obligation of the Company or any Company Subsidiary and specifically listed on Schedule 8.3(c) to the extent that the liability under the guarantee arises after the Closing; and

     (d) Vitro from and against any Losses incurred by Vitro arising out of or relating to any claim asserted against, or any liability or obligation of, Purchasers, the Company or any Company Subsidiaries.

     8.4 Exclusive Remedy. Except as otherwise specifically provided in this Agreement, (including Sections 7.3 and 7.4), the Parties hereto acknowledge that, following the Closing, their sole and exclusive monetary remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby, the Company and the Company Subsidiaries and the Company Assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article 8. Notwithstanding the above, nothing in this Section
8.4 shall be construed to prevent a Party from obtaining: (i) specific performance to enforce the terms of this Agreement, (ii) injunctive relief, if available, to prevent violations of Sections 7.3 or 7.4, (iii) monetary relief under Sections 7.3 or 7.4 or (iv) any other remedies available to a Party to the extent Losses result from criminal fraud or misrepresentation with dolo or bad faith. Neither party may seek rescission of this Agreement.

     8.5 Procedures. (a) Third Party Claims. In order for a Person (the "indemnified party") to be entitled to any indemnification provided for under
Section 8.2 or 8.3 in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall promptly deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     (b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof. Except for Third Party Claims concerning a product recall, the defense of which shall be controlled solely by Purchasers, the indemnifying party may choose to assume the defense of the Third Party Claim with representatives selected by the indemnifying party; provided, however, that such representatives are not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ representatives (not reasonably objected to by the indemnifying party), at its own expense, separate from the representatives employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of representatives employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld or delayed, and provided that such consent shall not be required in the case of product recall, product liability or product defect matters. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of representatives incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside representatives, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

     (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.2 or 8.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly notify the indemnifying party in writing of such claim. The failure of the indemnified party to give notice shall not relieve the indemnifying party of its obligations under this Article 8 except to the extent that the indemnifying party shall have been prejudiced thereby (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party fails to give such notice). If the indemnifying party does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the indemnified party shall be entitled to promptly recover from the indemnifying party the amount of such claim, and no later objection by the indemnifying party shall be permitted. If the indemnifying party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the indemnifying party shall promptly pay to the indemnified party the lesser amount, without prejudice to the indemnified party's claim for the difference.

     (d) Mitigation. Purchasers, Vitro, the Company and Company Subsidiaries shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify another party hereunder, including by making reasonable efforts to mitigate or resolve any such claim or liability.

     8.6 Subrogation. Upon making any payment to an indemnified party in respect of any Loss, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which such payment relates. Such indemnified party and indemnifying party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

     8.7 Insurance. The amount of any Losses for which indemnification is ultimately paid under this Article 8 shall be net of any amounts actually recovered or recoverable in the ordinary course after the exercise of reasonable efforts (without incurring third party costs) under insurance policies with respect to such Loss. Purchasers shall not be obligated to institute litigation to recover on insurance policies.

     8.8 Tax Treatment of Indemnification. For all Tax purposes, Purchasers and Vitro agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination provides otherwise.

                                  ARTICLE 9.
                                 MISCELLANEOUS

     9.1 Expenses. Each party hereto shall bear its own expenses (including Taxes) with respect to this transaction. Vitro shall pay (a) all income Taxes, if any, required to be paid by any Governmental Authority in connection with the transfer of the Vitro Shares pursuant to this Agreement, as well as to comply with all reporting obligations thereto and (b) all costs, fees and expenses (including any costs, fees or expenses incurred by the Company or any Company Subsidiary) relating to any release of any Encumbrance on the Vitro Shares, and, if Encumbrances exist in breach of Section 2.3(c), the Company Assets or the Real Property, or obtaining the waiver of any lender event of default or the consent or waiver of any third party as required herein (other than Whirlpool).

     9.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent postage prepaid, by registered, certified or express mail or internationally recognized overnight courier service and shall be deemed given when received, as follows:

                  If to Vitro, addressed as follows:

                           Vitro, S.A. de C.V.
                           Av. Ricardo Margain No. 400
                           Col. Valle del Campestre
                           66250 Garza Garcia, N.L., Mexico
                           Attention: Luis A. Nicolau
                           Facsimile: 8335-8319
                           with copy to:

                           Vitro Corporativo, S.A. de C.V.
                           Av. Ricardo Margain No. 400
                           Col. Valle del Campestre
                           66250 Garza Garcia, N.L., Mexico
                           Attention: Francisco Romero
                           Facsimile: 8863-1372

                           with a copy to:

                           Cravath, Swaine & Moore
                           825 Eighth Avenue
                           New York, New York 10019
                           Attention: David Mercado
                           Facsimile: (212) 474-3700

                  If to Purchasers, addressed as follows:

                           Whirlpool Corporation
                           200 M63 North, MD2200
                           Benton Harbor, Michigan 49022
                           Attention: General Counsel
                           Facsimile: (616) 923-3919

                           with a copy to:

                           Mayer, Brown, Rowe & Maw
                           190 South LaSalle Street
                           Chicago, Illinois  60603
                           Attention: T. Mark McLaughlin
                           Paul M. Crimmins
                           Facsimile:  (312) 701-7711

                           with a copy to:

                           Baker & McKenzie
                           P.T. de la Republica 3304-2
                           Partido Escobedo
                           Cd. Juarez, Chihuahua, Mexico
                           Attention: Carlos Angulo
                           Facsimile: 01 (656) 629-1399

or to such other individual or address as a party hereto may designate by notice given as herein provided.

     9.3 Effect of Investigations; Construction. Except as expressly set forth in this agreement, including as provided on Schedule 2.0, any due diligence review, investigation or inquiry undertaken or performed by or on behalf of Purchasers shall not waive, limit, qualify or modify Vitro's representations, warranties, covenants and indemnities in this Agreement or any of Purchasers' remedies with respect thereto, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchasers. The parties acknowledge that Purchasers are undertaking the transactions contemplated herein in express reliance on such representations, warranties, covenants and indemnities. This Agreement has been reviewed by each party and its counsel and representatives, and any rule of construction interpreting this Agreement against the drafting party shall not apply. No specific representation or warranty shall operate to qualify or limit a more general representation or warranty addressing the same matter. The preamble and recitals are incorporated into and form a part of this Agreement.

     9.4 Waivers. The failure of a party hereto to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or any covenant, representation or warranty contained herein shall be effective unless in writing. No waiver in any one instance shall be deemed to be a further or continuing waiver in any other instance or a waiver of any other condition or covenant, representation or warranty.

     9.5 Counterparts. This Agreement may be executed simultaneously in counterparts, all of which together shall constitute one and the same instrument. On the date of this Agreement, each Party shall deliver in person or send, by internationally recognized overnight courier, duly executed original signature pages to the other Party.

     9.6 Governing Law & Arbitration. (a) Purchasers and Vitro are in agreement that this Agreement is of a commercial nature and as provided in
Article 1445 of the Mexican Commercial Code the parties agree that it shall be governed by, and construed in accordance with, the laws of the United Mexican States, without regard to the conflicts of laws provisions thereof, except, that the provisions set forth in Section 1.1, Article 4 and Article 5 hereof shall be governed and construed and enforced in accordance with the laws of the State of New York. All disputes, controversies or claims (hereinafter singularly, a "Controversy" and collectively, "Controversies") derived from, arising out of or related to this Agreement or the transaction contemplated by this Agreement shall be settled by binding arbitration in accordance with Title Four of Book Five of the Mexican Commercial Code on the date of execution of this Agreement and pursuant to the provisions of this Section 9.6.

     (b) Applicability. The Parties shall attempt to settle any Controversy arising in connection with this Agreement by mutual consultation in good faith between Purchasers and Vitro as promptly as possible, but in any event within ten (10) days from the date such Controversy started. Failing an amicable settlement within such term, the Controversy shall be settled finally by binding arbitration using as procedural rules, the United Nations Commission on International Trade Law ("UNCITRAL") Arbitration Rules as in effect on the date of execution of this Agreement, except that Article 26.1 of said rules shall be modified to read as follows:

          "At the request of either party, the arbitral tribunal may take any interim measures it deems necessary in respect of the conduct of the business affairs of the parties, including measures to preserve the status of affairs in existence immediately prior to a certain date and measures for the conservation or protection of the assets of the parties."

     (c) Exclusive Method. Except as otherwise provided herein, Purchasers and Vitro agree that such arbitration shall be the sole and exclusive method of resolving any and all Controversies. Nothing herein shall preclude any Party from seeking emergency interim relief in any court of competent jurisdiction to prevent irreparable injury that would occur in the absence of such emergency interim relief.

     (d) Request for Arbitration. A Party hereto may at any time serve notice upon the others in accordance with the notice provisions contained in Section
9.2 in the event that there has been a breach of this Agreement or any Controversy. Such notice (the "Request for Arbitration") shall formally request arbitration and shall specify in detail the claims, the amount involved, if any, and the particular remedy sought. The notice shall also list the name of one arbitrator designated by the submitting Party as being qualified in accordance with Section 9.6(g).

     (e) Response. The Party that has not requested arbitration shall respond to the Request for Arbitration within twenty-one (21) days of receipt of such notice by delivering a written response in accordance with the notice provisions of Section 9.2. The response shall list the name of a second arbitrator designated by the responding Party as being qualified in accordance with Section 9.6(g). The response shall also describe counterclaims, if any, the amount involved, and the particular remedy sought, if any. If a Party fails to respond within the allotted time to the Request for Arbitration, the arbitrator selected by the party making the Request for Arbitration under
Section 9.6 (d), shall resolve the Controversy within [thirty (30)] days of the deadline for such response.

     (f) Appointment of Third Arbitrator. If a Party responds to a Request for Arbitration within the allotted time under Section 9.6(e), the two arbitrators shall appoint a third arbitrator who shall be qualified in accordance with
Section 9.6(g). Such third arbitrator shall be appointed within twenty-one
(21) days of receipt by the Party requesting arbitration of the notice of response provided for under Section 9.6(e). If the two arbitrators fail to appoint a third arbitrator within such term, the third arbitrator shall be appointed by the Parties if they can agree within a period of twenty-one (21) days following the expiration of such term. If the Parties cannot agree within this time period, then either party may request the appointment of such third arbitrator through the intervention of the American Arbitration Association, provided that the other Party shall not raise any question as to the power of the American Arbitration Association to entertain such application and to make such appointment. Notwithstanding the provisions of Sections 9.6(d) and (e) and this Section 9.6(f), the Parties may agree to appoint a sole arbitrator in which case the sole arbitrator shall be appointed by the Parties within a period of twenty-one (21) days of the receipt by the party requesting arbitration of the notice of response provided for under Section 9.6(e), or if they cannot agree on a sole arbitrator within such term, the arbitration shall be conducted by three arbitrators as set forth in Sections 9.6(d), (e) and
(f).

     (g) Qualified Arbitrator. Any arbitrator selected in accordance with Sections 9.6(d), (e) and (f) above shall be an individual not affiliated with or employed at any time by any Party to the arbitration or any of their Affiliates.

     (h) Place of Arbitration. All arbitrations under this Agreement shall be held and conducted in New York, New York, U.S.A.

     (i) Arbitration Hearing; Discovery. The arbitration hearing shall commence within ninety (90) days of appointment of the sole arbitrator or third arbitrator as set forth in Section 9.6(f). The arbitrator(s) shall be bound by the UNCITRAL Arbitration Rules and not by any rules of civil procedure or evidence, and may require Purchasers and Vitro to submit some or all of their case by written brief or in such other manner of presentation as the arbitrator(s) may determine to be appropriate. However, it is the intention of Purchasers and Vitro to permit live testimony and cross examination to the extent necessary to insure that each Party receives a fair hearing on significant issues.

     (j) Remedies. Subject to Section 9.6(b), in any such arbitration, the arbitrator(s) shall not extend, modify or suspend any of the terms of this Agreement, but shall have the authority to assess damages and losses sustained by reason of any breach of this Agreement. A demand for arbitration shall not operate to stay, postpone or rescind the effectiveness of any termination or other action provided for by this Agreement and Purchasers and Vitro shall be relegated to their remedy as determined by the arbitrator(s). In the event any Party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such Party by default or otherwise notwithstanding such failure to appear. The decision of the arbitrator(s) shall be final and binding on all Parties.

     (k) Language. The arbitration shall be conducted in the English language. However, if judicial intervention is needed in Mexico to enforce the award, all written communications shall be conducted in Spanish, and the arbitral award(s) shall be provided in Spanish by the arbitrator(s) within 10 (ten) days following the date on which any such translation is requested by a party.

     (l) Arbitrators' Fees. Each party shall compensate the Arbitrator it designates. The parties shall split the fees and costs of the third arbitrator appointed pursuant to Section 9.6(f) above.

     (m) Decision. The arbitration tribunal shall make its award in strict conformity with this Agreement and shall have no power to depart, deviate from or change any of the provisions of this Agreement. The arbitrators' (or arbitrator's) decision shall be made no later than twenty-one (21) days after the conclusion of the arbitration hearing described in Section 9.6(i). The award shall be final and judgment may be entered in any court having jurisdiction thereover. The arbitrator(s) may award specific performance of this Agreement. The arbitrator(s) may also require remedial measures as part of any award.

     (n) Performance of the Parties' Obligations. Purchasers and Vitro agree to continue performing their respective obligations under this Agreement while any Controversy is being resolved.



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

     (o) Confidentiality. All matters relating to any arbitration hereunder shall be designated as confidential information and shall be maintained in strict confidence by any and all the arbitrators and the parties hereto.

     (p) Jurisdiction. The Parties acknowledge that the courts of the State of New York, United States of America or the courts of the United States of America for the Southern District of New York, United States of America, and the competent Courts of Mexico City, Federal District, Mexico, at the discretion of the party obtaining a favorable arbitral award, have jurisdiction to execute the arbitral award(s) issued pursuant to this arbitral procedure, and hereby expressly waive any jurisdiction that by reason of their present or future domiciles or for any other reason whatsoever may correspond to them.

     9.7 English Language. This Agreement shall be executed by Purchasers and Vitro in the English language, and the English language version shall govern.

     9.8 Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable Law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited or invalid provision shall be modified to the minimum extent necessary to make it permissible and valid.

     9.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto. Except as provided in this Agreement, neither party may assign its rights hereunder, by operation of Law or otherwise, to another Person without the written consent of the other parties, which following the Closing shall not be unreasonably withheld or delayed, except that either Purchaser may assign its rights hereunder to an Affiliate or its lenders so long as such Purchaser remains responsible for its obligations hereunder.

     9.10 Further Assurance. Upon the reasonable request of a Party, the other Party will execute and deliver to such requesting Party such other documents, assignments and other instruments as may be required to effect the transactions contemplated by this Agreement, including to vest in Purchasers title to each of the Vitro Shares. Without limiting the generality of the foregoing, with respect to Material Contracts to which Vitro is a party (whether or not the Company nor any Company Subsidiary is party), the Parties hereto shall diligently cooperate in good faith to effect an appropriate assignment or partial assignment of such Material Contract to Whirlpool, the Company or Company Subsidiaries or to make appropriate introductions to the counterparties thereunder to enable Whirlpool, the Company or Company Subsidiaries to enter into appropriate commercial relationships with respect thereto.

     9.11  [Intentionally Omitted].

     9.12  Termination. Without prejudice of the provisions set forth in
Section 9.11, this Agreement may be terminated as follows: (a) with the mutual written consent of Vitro and Purchasers; (b) by Purchasers, if any of the Conditions Precedent provided in Article 4 shall not have been satisfied on or prior to the Closing Date, and Purchasers shall not have waived, in writing, such failure of satisfaction; (c) by Vitro, if any of the Conditions Precedent provided in Article 5 shall not have been satisfied on or prior to the Closing Date, and Vitro shall not have waived, in writing, such failure of satisfaction; or (d) by either Party on or after August 31, 2002 (the "Termination Date"), if the Closing shall not have taken place on or before the Termination Date; provided, however, that the Party seeking termination pursuant to clause (b) or (c) above is not then in Default or in breach of any of its material obligations; provided, further, however, that the right to terminate this Agreement pursuant to clause (d) above shall not be available to any Party whose Default has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date. No termination of this Agreement shall relieve either Party from any Default occurring prior to termination.

     9.13 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by any Party hereto or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior consent of the other Party. In any case where a public announcement is required by Law or the rules of a stock exchange, the Parties shall cooperate to agree to the form, content, timing and manner of distribution or publication and the Party required to make such release or announcement will allow the other Party reasonable time to comment in advance of the release or announcement. Nothing in this Section
9.13 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

     9.14 Entire Understanding. This Agreement together with the Ancillary Agreements and the letter agreement of even date herewith regarding the reservation of rights under the Shareholders Agreement and Corporate By-Laws, sets forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersedes all prior agreements, letters, discussions and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto. The schedules and exhibits attached hereto and referenced herein are incorporated into, and form a part of, this Agreement.

     9.15 Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall


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

not mean simply "if". The phrase "reasonable best efforts" shall not be construed to require any party to pay or commit to pay any amount to, or incur any obligation in favor of, any person (other than filing or application fees or expenses or obligations imposed by Governmental Authorities) to obtain any consent or agreement which may be required in connection with the transactions contemplated by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                                            WHIRLPOOL CORPORATION


                                            By:_________________________________
                                               Name:____________________________
                                               Title:___________________________



                                            WHIRLPOOL HOLDINGS, INC.


                                            By:_________________________________
                                               Name:____________________________
                                               Title:___________________________


                                            VITRO, S.A. de C.V.


                                            By:_________________________________
                                               Name:____________________________
                                               Title:___________________________

                                            By:_________________________________
                                               Name:____________________________
                                               Title:___________________________




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